Exhibit 10.26
CONSTRUCTION LOAN AGREEMENT
This Construction Loan Agreement (the “AGREEMENT”) is dated as of the 22nd day of August, 2006, and is by and between PLATTE VALLEY FUEL ETHANOL, LLC, a Nebraska limited liability company (“BORROWER”) and FIRST NATIONAL BANK OF OMAHA (“BANK”), a national banking association established at Omaha, Nebraska.
WHEREAS, the BORROWER and BANK previously entered into a Construction Loan Agreement dated as of December 10, 2003, which was thereafter amended (the said Construction Loan Agreement dated as of December 10, 2003 with all amendments thereto is herein called the “2003 AGREEMENT”). Pursuant to the 2003 AGREEMENT, the outstanding balance due to BANK under TERM NOTE C, TERM NOTE D and TERM NOTE E aggregates $24,966,154.71. In addition, there exists a REVOLVING LOAN in the amount of Five Million ($5,000,000.00) Dollars. The LOANS evidenced by the said REVOLVING LOAN, TERM NOTE C, TERM NOTE D and TERM NOTE E remain in effect, constitute OBLIGATIONS, and the NOTES evidencing the same are not being replaced by the new credit facilities described in this AGREEMENT. BORROWER is obligated to BANK pursuant to a SWAP CONTRACT which has presently $952,199.00 of exposure.
WHEREAS, the BORROWER has requested the BANK to lend to BORROWER up to the sum of Forty-Six Million Three Hundred Thousand and no one-hundredths ($46,300,000.00) Dollars (the “EXPANSION LOAN”), for the purpose of partially funding the cost of construction for an ethanol plant expansion on the real estate described in Exhibit “A” (the “PROPERTY”), and to renew the existing One Million ($1,000,000.00) Dollar letter of credit facility. In addition, BORROWER will execute SWAP CONTRACTS in connection with such new financing that will provide $2,662,250.00 of exposure.
WHEREAS, the BANK is willing to provide such credit facilities to BORROWER upon the terms and conditions herein set forth.
SECTION 1 Definitions.
1.1 “AFFILIATE” means, as to any PERSON, each other PERSON that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such PERSON.
1.2 “ASSIGNMENT OF DESIGN/BUILD CONSTRUCTION CONTRACT” means the assignment of the agreement (“DESIGN/BUILD CONSTRUCTION CONTRACT”) between the BORROWER and Fagen, Inc. (the “GENERAL CONTRACTOR”) for preparation of plans and construction of the PROJECT in accordance with PLANS therein described, by which the BORROWER assigns, as additional security for repayment of the OBLIGATIONS, the BORROWER’s interest in the DESIGN/BUILD CONSTRUCTION CONTRACT in a form acceptable to the BANK in the exercise of its reasonable discretion.

1.3 “ASSIGNMENT OF RENTS” means the assignment of rents and leases, and any amendment thereto, as to the PROPERTY between BORROWER, as assignor, and the BANK, as assignee, as security for payment of the OBLIGATIONS in a form acceptable to the BANK in the exercise of its reasonable discretion.
1.4 “BANKING DAY” means a day on which the BANK is open for substantially all of its business. “EURODOLLAR BUSINESS DAY” means a BANKING DAY on which commercial banks are open for international business (including dealings in dollar deposits) in London, England.
1.5 “BORROWING BASE” means the lesser of:
A. $5,000,000.00,          or
B. The aggregate of (i) 75% of BORROWER’s inventory of corn, at current value on the date reported, plus (ii) 75% of BORROWER’s Finished Goods-Ethanol Inventory and distiller’s grains Inventory, at current value on the date reported, plus (iii) 75% of the amount of BORROWER’s Ethanol or Distiller’s Grains Accounts aged thirty days or less, and (iv) 75% of the amount of BORROWER’s current governmental incentives aged 120 days or less, and excluding any Accounts reasonably deemed ineligible by BANK.
1.6 “CLOSING” shall mean the date on which the BANK receives this AGREEMENT, executed by the BORROWER, together with the CONSTRUCTION NOTE.
1.7 “COMPLETION DATE” means the earlier of March 20, 2007, or the date the BANK determines following a proper inspection and in the exercise of BANK’s reasonable discretion, that the PROJECT has been completed in accordance with the PLANS.
1.8 “CONSTRUCTION NOTE” means the promissory note of the BORROWER in the form of Exhibit “B” evidencing borrowings under the EXPANSION LOAN of up to a maximum amount of Forty-Six Million Three Hundred Thousand ($46,300,000.00) Dollars.
1.9 “DEED OF TRUST” means the deed of trust and amendments to the deed of trust between the BORROWER as trustor and the BANK as trustee and beneficiary, creating an additional lien on the PROPERTY and a security interest in all of the personal property located thereon as security for payment of the OBLIGATIONS, all in priority acceptable to BANK. BANK presently holds a first lien on the PROPERTY as security for the OBLIGATIONS. At CLOSING, BORROWER will deliver an amendment to the Deed of Trust to BANK as security for the OBLIGATIONS.
1.10 “DRAW REQUEST” means forms acceptable to the BANK to be submitted to the BANK by BORROWER when a disbursement is requested under the CONSTRUCTION NOTE.
1.11 “EBITDA” means Earnings Before Interest, Taxes, Depreciation and Amortization, all experienced during the applicable reporting period.

1.12 “EVENT OF DEFAULT” has the meaning provided for in Section 7 of this AGREEMENT.
1.13 “EXCESS CASH FLOW” means EBITDA, less taxes, capital expenditures, and allowable distributions, less scheduled payments on OBLIGATIONS and any SUBORDINATED DEBT.
1.14 “EXPANSION LOAN TERMINATION DATE” means the earlier of (i) the COMPLETION DATE, or (ii) such earlier date upon which the BANK’s commitment to make a disbursement under the EXPANSION LOAN is terminated.
1.15 “EXPANSION TERM NOTE” means any promissory note of BORROWER to BANK which evidences permanent financing to pay the CONSTRUCTION NOTE as described in Section 2 of this AGREEMENT, its renewals, modifications and extensions.
1.16 “FIXED CHARGE COVERAGE RATIO” means the ratio derived when comparing (i) EBITDA, less capital expenditures, distributions and taxes to (ii) BORROWER’s payments on the principal and interest of the OBLIGATIONS made during the applicable reporting period.
1.17 “GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting principles applied in the preparation of the annual financial statements of the BORROWER referred to in Section 6.1 of this AGREEMENT and the PROJECTIONS described in Section 5.7 of this AGREEMENT. All accounting terms not otherwise defined in this AGREEMENT have the meaning assigned to them in accordance with GAAP unless the context requires otherwise.
1.18 “INDEBTEDNESS” means, as to the BORROWER, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several including, but without limitation:
(A) All INDEBTEDNESS guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;
(B) All INDEBTEDNESS in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) To purchase such INDEBTEDNESS; or (2) to purchase, sell, or lease (as lessee or lessor) property, products, materials, or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such INDEBTEDNESS or to insure the owner of the INDEBTEDNESS against loss;
(C) All INDEBTEDNESS secured by (or for which the holder of such INDEBTEDNESS has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed;

(D) All INDEBTEDNESS incurred as the lessee of goods or services under leases that, in accordance with GAAP, should not be reflected on the lessee’s balance sheet; and
(E) BORROWER’s obligations for payment of the negative termination value of any interest rate SWAP CONTRACT.
1.19 “INDEPENDENT INSPECTOR” means the firm which will be retained by BANK, at BORROWER’s cost, to conduct on-site inspections of the work-in-progress on the PROJECT, and to issue periodic reports to BANK as to the progress of construction and adherence to the PLANS. The BANK’s selection of the INDEPENDENT INSPECTOR shall be subject to BORROWER’s approval, which approval will not be unreasonably withheld.
1.20 “INTEREST PERIOD” means initially, the period commencing on the date of any loan made pursuant to this AGREEMENT and, for TERM NOTE C, TERM NOTE D, FIXED RATE NOTE and VARIABLE RATE NOTE ending three months later, and for TERM NOTE E, CONSTRUCTION NOTE, LONG TERM REVOLVING NOTE and REVOLVING NOTE ending one month later; and thereafter, each period commencing on the first day immediately following the last day of the immediately preceding INTEREST PERIOD and, for TERM NOTE C, TERM NOTE D, FIXED RATE NOTE and VARIABLE RATE NOTE ending three months thereafter, and for TERM NOTE E, CONSTRUCTION NOTE, LONG TERM REVOLVING NOTE and REVOLVING NOTE ending one month thereafter; provided that:
     1.20.1 subject to clauses 1.20.2 and 1.20.3 below, any INTEREST PERIOD which would otherwise end on a day which is not a EURODOLLAR BUSINESS DAY shall be extended to the next succeeding EURODOLLAR BUSINESS DAY unless such EURODOLLAR BUSINESS DAY falls in another calendar month, in which case such INTEREST PERIOD shall end on the immediately preceding EURODOLLAR BUSINESS DAY;
     1.20.2 subject to clause 1.20.3 below, any INTEREST PERIOD which begins on the last EURODOLLAR BUSINESS DAY of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such INTEREST PERIOD) shall end on the last EURODOLLAR BUSINESS DAY of a calendar month; and
     1.20.3 No INTEREST PERIOD shall extend beyond the LOAN TERMINATION DATE.
1.21 “LIBOR BASE RATE” shall mean, with respect to the applicable INTEREST PERIOD, (a) the LIBOR INDEX RATE for such INTEREST PERIOD, if such rate is available or (b) if the LIBOR INDEX RATE cannot be determined, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum of interest at which deposits in dollars are offered to BANK in the London interbank market by two (2) Eurodollar dealers of recognized standing, selected by BANK in its sole discretion, at such time on the date two (2) Eurodollar Business Days before the first day of such INTEREST PERIOD as BANK in its sole discretion elects, for delivery on the first day of the applicable INTEREST PERIOD for a number of days comparable to the number of days in such INTEREST PERIOD and in an amount approximately equal to the principal amount of the OBLIGATIONS.
1.22 “LIBOR INDEX RATE” shall mean, with respect to the applicable INTEREST PERIOD, the rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) for deposits in U.S. Dollars for a period equal to such INTEREST PERIOD, which appears on the BANK’s information vendor as of 9:00 a.m. (Omaha time) on the day two (2) Eurodollar Business Days before the first day of such INTEREST PERIOD. The term “BANK’s information vendor” means the Bloomberg service or such other vendor chosen by BANK for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar Deposits.
1.23 “LIBOR RATE” shall mean (a) the quotient of the (i) LIBOR BASE RATE divided by (ii) one minus the applicable LIBOR RESERVE PERCENTAGE plus (b) the amount of additional basis points specified in the applicable NOTE, subject to any applicable interest rate reductions set forth in such NOTE. The LIBOR RATE shall be adjusted automatically on and as of the effective date of any change in the LIBOR RESERVE PERCENTAGE.
1.24 “LIBOR RESERVE PERCENTAGE” shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System with respect to “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR loans is determined or any category of extensions of credit or other assets which include loans by a non-United States office of any bank to United States residents). The LIBOR RATE shall be adjusted automatically on and as of the effective date of any change in the LIBOR RESERVE PERCENTAGE.
1.25 “LOAN DOCUMENTS” means this AGREEMENT, the 2003 AGREEMENT, and each document referred to in Section 2 and Section 4 of this AGREEMENT.
1.26 “LOAN TERMINATION DATE” means the earliest to occur of the following: (i) as to the CONSTRUCTION NOTE, March 20, 2007, as to the REVOLVING NOTE, December 8, 2006, and for the NOTES representing the EXPANSION TERM LOANS, a date which is five years subsequent to COMPLETION DATE, as to TERM NOTE C, TERM NOTE D, and TERM NOTE E, September 20, 2009 (ii) the date the OBLIGATIONS are accelerated pursuant to this AGREEMENT, and (iii) the date BANK has received (a) notice in writing from BORROWER of BORROWER’s election to terminate this AGREEMENT and (b) indefeasible payment in full of the OBLIGATIONS.
1.27 “MARKETING CONTRACT” means that written contract between BORROWER and one or more entities approved by BANK, which approval will not be unreasonably withheld, by which the latter agrees to provide marketing services to BORROWER for BORROWER’s ethanol products, as well as the written contracts between BORROWER and one or more entities approved by BANK, which approval will not be unreasonably withheld, conditioned, or delayed, by which the latter agrees to provide marketing services as to BORROWER’s modified and dried distillers grains.
1.28 “NEGATIVE TERMINATION VALUE” means, with respect to any SWAP CONTRACT of the BORROWER, the amount (if any) that the BORROWER would be required to pay if such SWAP CONTRACT were terminated by reason of a default by or other termination event relating to BORROWER, such amount to be determined on the basis of a good faith estimate made by BANK, in consultation with BORROWER. The NEGATIVE TERMINATION VALUE of any such SWAP CONTRACT at any date shall be determined (i) as of the end of the most recent fiscal quarter ended on or prior to such date if such SWAP CONTRACT was then outstanding or (ii) as of the date such SWAP CONTRACT is entered into if it is entered into after the end of such fiscal quarter. However, if an applicable agreement between the BORROWER and the relevant counterparty provides that, upon any such termination by such counterparty, one or more other SWAP CONTRACTS (if any exist) between the BORROWER and such counterparty would also terminate and the amount (if any) payable by the BORROWER would be a net amount reflecting the termination of all the SWAP CONTRACTS so terminated, then the NEGATIVE TERMINATION VALUE of all the SWAP CONTRACTS subject to such netting shall be, at any date, a single amount equal to such net amount (if any) payable by the BORROWER, determined as of the later of (i) the end of the most recently ended fiscal quarter or (ii) the date on which the most recent SWAP CONTRACT subject to such netting was entered into.
1.29 “NET WORTH” means total assets less total liabilities and less the following types of assets: (1) leasehold improvements; (2) receivables and other investments in or amounts due from any shareholder, employee or AFFILIATE other than from United Bioenergy Fuels, LLC and Performance Plus, Inc.; (3) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible, and (4) treasury stock. NET WORTH shall not include any debt due to BORROWER not acceptable to BANK in the exercise of its reasonable discretion, but any SUBORDINATED DEBT need not be deducted.
1.30 “NOTE” or “NOTES” means any promissory note delivered by BORROWER to BANK.
1.31 “OBLIGATIONS” means the obligation of the BORROWER:
(A) To pay the principal of, and interest on the NOTES in accordance with the terms thereof and to satisfy all of its other liabilities to the BANK, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof, and substitutions therefore and including, but not limited to, any obligations under letter of credit agreements;
(B) To repay to the BANK all amounts advanced by the BANK hereunder or otherwise on behalf of the BORROWER, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or licensers, or taxes, levies, insurance, rent, or repairs to, or maintenance or storage of, any of the real or personal property securing BORROWER’s payment and performance of this AGREEMENT; and
(C) To reimburse the BANK, on demand, for the BANK’s reasonable and necessary out of pocket expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this AGREEMENT and the LOAN DOCUMENTS required hereunder, including, without limitation, any proceeding brought or threatened, to enforce payment of any of the OBLIGATIONS referred to in the foregoing sub-paragraphs (A) and (B).
1.32 “PERMIT” or “PERMITS” means any license or permit, and all licenses or permits, required under any environmental law or regulation required to construct and operate the facility on the PROPERTY at its operational capacity, including without limitation the following:
(a) An air emissions permit, which PERMIT will allow the BORROWER to operate the ethanol plant on the PROPERTY at maximum capacity.
(b) All permits required in connection with the construction and operation of all above ground storage tanks included in the PLANS for the ethanol plant.
(c) A National Pollution Discharge Elimination System Construction Permit for any storm water that is discharged from the PROPERTY.
1.33 “PERMITTED LIENS” shall have the meaning ascribed to the term in Section 6.4.1 of this AGREEMENT.
1.34 “PLANS” means the plans and specifications prepared by ICM, Inc. and Fagen Engineering LLC and available for use by the BORROWER for the PROJECT and identified to this AGREEMENT by the GENERAL CONTRACTOR, the BORROWER and the BANK.
1.35 “PROJECT” means the design and construction of an expansion to BORROWER’s ethanol plant, together with a grain storage facility and a maintenance building, all necessary and appropriate fixtures, equipment, attachments, and accessories, in the case of the ethanol plant expansion, as described in the PLANS, to be constructed on the PROPERTY, commencing in 2006.
1.36 “REVOLVING NOTE” means that promissory note of BORROWER to BANK evidencing the revolving credit facility described in Section 2.8 of this AGREEMENT, its renewals, modifications and extensions.
1.37 “RISK MANAGEMENT CONTRACT” means that contract or relationship between BORROWER and one or more individuals or entities approved by BANK, which approval will not be unreasonably withheld, conditioned or delayed, by which the latter agrees to provide risk management services in connection with BORROWER’s acquisition of grain, and procurement of natural gas.
1.38 “SECURITY AGREEMENT” means the SECURITY AGREEMENT between the BORROWER, as debtor, and the BANK, as secured party, creating a security interest in all BORROWER’s assets, including general intangibles, securing the OBLIGATIONS.
1.39 “SWAP CONTRACT” or “SWAP CONTRACTS” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. Provided, however, the term SWAP CONTRACT shall not, for the purposes of this AGREEMENT, include commodity hedging or commodity risk management contracts. Commodity includes grain, natural gas and other traded commodities.
1.40 “SUBCONTRACTOR” means any person who contracts with the GENERAL CONTRACTOR or BORROWER to perform any work or supply any of the materials or equipment necessary to complete the PROJECT.
1.41 “SUBORDINATED DEBT” means INDEBTEDNESS of BORROWER to entities other than BANK that has been subordinated, in form reasonably acceptable to BANK, to the OBLIGATIONS.
1.42 “WORKING CAPITAL” means current assets (including any amount available under the LONG TERM REVOLVING LOAN or TERM NOTE E, at the time of determination), less investments in or other amounts due from any member, employee or AFFILIATE of the BORROWER and prepayments, other than from United Bioenergy Fuels, LLC, less current liabilities. Amounts due from BORROWER to an affiliate of US BioEnergy Corporation for corn purchases are includable in the foregoing calculations.
SECTION 2 Amount and Terms of the LOANS.
2.1 EXPANSION LOAN. The BANK agrees, on the terms and subject to the conditions hereinafter set forth, to make, from time to time during the period from the date of execution of this AGREEMENT to and including the EXPANSION LOAN TERMINATION DATE disbursements to the BORROWER in an aggregate principal amount not to exceed the amount of the EXPANSION LOAN for the sole purpose of paying approved construction costs of the PROJECT. If, prior to the

COMPLETION DATE, there is paid to BANK a third party payment (a grant payment, for example), which is applied to the EXPANSION LOAN, BANK will advance such amount, or a lesser sum, as in BANK’s reasonable discretion is necessary to complete the PROJECT. Approved construction costs are costs actually incurred in connection with the construction of the PROJECT, which shall include but not be limited to costs of permits, deposits, licenses, labor, supplies, goods, materials, services, equipment, insurance premiums, real estate taxes and interest on disbursements, and working capital for operating costs of the ethanol plant. Construction costs do not include the cost associated with payment of lost profits connected with termination under §15.3 of the DESIGN/BUILD CONSTRUCTION CONTRACT.
2.2 The CONSTRUCTION NOTE. The obligation of the BORROWER to repay the EXPANSION LOAN shall be evidenced by the CONSTRUCTION NOTE. Notwithstanding any provisions of the CONSTRUCTION NOTE, interest shall be payable at the rate provided therein only on such portions of the EXPANSION LOAN proceeds as actually have been disbursed pursuant to this AGREEMENT.
2.3 Interest on the CONSTRUCTION NOTE. Interest on the CONSTRUCTION NOTE shall accrue at the LIBOR RATE, plus three hundred ten basis points prior to acceleration or maturity, and nine hundred ten basis points in excess of the LIBOR RATE in effect from time to time after maturity, whether by acceleration or otherwise.
2.4 Repayment of the CONSTRUCTION NOTE. Interest only shall be payable quarterly, commencing September 20, 2006, on the CONSTRUCTION NOTE. All outstanding principal and accrued but unpaid interest shall be payable on the LOAN TERMINATION DATE.
2.5 EXPANSION TERM LOANS. The existing balance on the EXPANSION LOAN, as of COMPLETION DATE will be restated and said balance will be paid by three new promissory notes, hereafter called “FIXED RATE NOTE” (which will be the result of fifty {50%} percent of the EXPANSION LOAN), “VARIABLE RATE NOTE”, and “LONG TERM REVOLVING NOTE” in the forms attached hereto as Exhibits “D”, “E”, and “F”, which are by this reference made a part hereof. Those NOTES evidence “EXPANSION TERM LOANS” and the LONG TERM REVOLVING NOTE evidences a “LONG TERM REVOLVING LOAN”. In addition, the VARIABLE RATE NOTE shall include the then existing balance of TERM NOTE D. In addition, the LONG TERM REVOLVING NOTE shall include the then available commitment and outstanding balance of TERM NOTE E. Payments on such NOTES shall be as follows:
     On the 20th day of every third month, commencing three months after COMPLETION DATE, BORROWER shall pay to BANK the scheduled principal payment shown in Schedule II, attached hereto and by this reference made a part hereof, plus accrued interest on FIXED RATE NOTE.
     In addition, on the 20th day of every third month, commencing three months after COMPLETION DATE, BORROWER shall pay to BANK a quarterly payment, which amount shall be calculated by BANK based upon an amortization of the then outstanding balances of TERM NOTE D and TERM NOTE E, which shall be allocated as follows:
a.	first to accrued interest on LONG TERM REVOLVING NOTE;

b.	next to accrued interest on VARIABLE RATE NOTE;

c.	next to principal on VARIABLE RATE NOTE;
     After the VARIABLE RATE NOTE has been fully paid, such quarterly payments shall be allocated first to accrued interest on LONG TERM REVOLVING NOTE, and thence to principal. All unpaid principal and accrued interest under the EXPANSION TERM LOANS shall be due and payable on LOAN TERMINATION DATE, if not sooner paid.
2.6 REVOLVING LOAN. BANK agrees to lend $5,000,000.00 to BORROWER pursuant to this facility. BANK will credit proceeds of this revolving loan (“REVOLVING LOAN”) first to repay the NOTE previously evidencing the REVOLVING LOAN, and thereafter to BORROWER’s deposit account with the BANK, bearing number 110150455. Subject to the terms hereof, the BANK will lend the BORROWER, from time to time until the LOAN TERMINATION DATE, such sums as the BORROWER may request by reasonable same day notice to the BANK, received by the BANK not later than 11:00 A.M. of such day, but which shall not exceed in the aggregate principal amount at any one time outstanding, $5,000,000.00 (the “LOAN COMMITMENT”). The BORROWER may borrow, repay without penalty or premium and reborrow hereunder, from the date of this AGREEMENT until the LOAN TERMINATION DATE, either the full amount of the LOAN COMMITMENT or any lesser sum. It is the intention of the parties that the outstanding balance of the REVOLVING LOAN shall not exceed the BORROWING BASE, and if at any time said balance exceeds the BORROWING BASE, BORROWER shall forthwith pay BANK sufficient funds to reduce the balance of the REVOLVING LOAN until it is in compliance with this requirement.
2.7 THE REVOLVING NOTE. The LOAN COMMITMENT shall be evidenced by a REVOLVING NOTE having stated maturity on the LOAN TERMINATION DATE, in the form attached hereto as Exhibit “C”.
2.8 INTEREST ON THE REVOLVING NOTE. Interest on the REVOLVING NOTE shall accrue at the LIBOR RATE, plus three hundred eighty basis points prior to acceleration or maturity, and six hundred basis points in excess of the LIBOR RATE in effect from time to time after maturity, whether by acceleration or otherwise. Interest on the REVOLVING NOTE shall be payable to BANK as specified in the REVOLVING NOTE. Such REVOLVING NOTE may also provide for reductions in the interest rate accrual, based upon BORROWER’s performance.
2.9 TERM NOTE C, TERM NOTE D, AND TERM NOTE E. The existing TERM NOTE C, TERM NOTE D, and TERM NOTE E, executed pursuant to the 2003 AGREEMENT constitute OBLIGATIONS, and will be paid by BORROWER according to the following schedule:
     On the first day of each quarter, commencing September 20, 2006, BORROWER shall pay to BANK the scheduled principal payment shown in Schedule I, attached hereto and by this reference made a part hereof, plus accrued interest on TERM NOTE C.
     In addition, on the first day of each quarter, commencing September 20, 2006, until COMPLETION DATE, BORROWER shall pay $551,986.95 to BANK, which shall be allocated as follows:
a.	first to accrued interest on TERM NOTE E;

b.	next to accrued interest on TERM NOTE D;

c.	next to principal on TERM NOTE D;
2.10 LETTERS OF CREDIT. BANK will issue its letters of credit at BORROWER’s request, on BORROWER’s account, pursuant to the BANK’s customary policies and with its standardized documents, in amounts outstanding at no time exceeding $1,000,000.00 in the aggregate. This facility will be reviewed by BANK and is subject to BANK’s annual renewal of the facility.
2.11 Payments and Prepayments. All principal, interest and fees due under this AGREEMENT, the NOTES and the LOAN DOCUMENTS shall be paid in immediately available funds as contracted in this AGREEMENT and no later than the payment due date set forth in the periodic statements mailed to the BORROWER by the BANK. Should a payment come due on a day other than a BANKING DAY, then the payment shall be made no later than the next BANKING DAY and interest shall continue to accrue during the extended period.
     On the occasion of any prepayment of TERM NOTE C or TERM NOTE D, BORROWER will pay to BANK a prepayment fee equal to one (1%) percent of the original principal amount of such NOTE. On the occasion of any prepayment of CONSTRUCTION NOTE, or FIXED RATE NOTE and VARIABLE RATE NOTE, in full, BORROWER will pay to BANK a prepayment fee calculated as follows: If the prepayment occurs during the construction of the PROJECT or within the first three years of the FIXED RATE NOTE or the VARIABLE RATE NOTE, a fee of Four Hundred Sixty-Three Thousand ($463,000.00) shall be paid to BANK.
     The NOTES evidencing the OBLIGATIONS may also include requirements for compensation to the BANK for prepayment of such NOTES evidencing fixed interest rates.
2.12 Fees. At CLOSING, the BORROWER shall pay to the BANK a commitment fee of $231,500.00, which fee BORROWER agrees and acknowledges has been earned by BANK. On September 20, 2006, and the same date in each year thereafter, the BORROWER shall pay to the BANK an Annual Servicing Fee of $20,000.00, which fee BORROWER agrees and acknowledges has been earned by BANK; provided, however, an Annual Servicing Fee shall not be due and payable on the LOAN TERMINATION DATE and the BANK shall refund the Annual Servicing Fee on a pro rata basis if the Loan Termination Date occurs other than on an anniversary of the COMPLETION DATE. The Annual Servicing Fee set forth in this paragraph 2.12 replaces any obligation of BORROWER to pay a servicing fee pursuant to the 2003 AGREEMENT.
     BORROWER agrees to pay BANK an unused commitment fee on the unused portion of the REVOLVING LOAN and of the LONG TERM REVOLVING LOAN, calculated and payable on a quarterly basis in arrears. In the case of the LONG TERM REVOLVING LOAN, such unused commitment fee shall only be calculated and due following COMPLETION DATE. Such unused commitment fee shall vary, depending on BORROWER’s ratio of INDEBTEDNESS to NET WORTH during the quarter being measured.

If such ratio is:	Such fee shall be:
1.00 : 1.00 or more	20 basis points
less than 1.00 : 1.00	15 basis points
less than 0.75 : 1.00	15 basis points
less than 0.50 : 1.00	10 basis points
     In addition, on issuance of a Letter of Credit, BORROWER shall pay BANK a commitment fee of one and seventy-five hundredths (1.75%) percent per annum of the amount of such Letter of Credit, as well as fees for issuance of Letters of Credit according to the bank’s customary fee schedule.
2.13 Appraisal. The BANK will obtain, at BORROWER’s expense, an appraisal from Natwick Associates Appraisal Services, Inc. of the PROJECT and PROPERTY providing values obtained by use of the cost approach, the income approach and the replacement cost approach. If such appraisal shows that the outstanding EXPANSION LOAN amount at that time exceeds the value of the PROJECT and PROPERTY as determined by the appraisal, using the replacement cost approach, then the BORROWER shall, within thirty (30) days of notice by the BANK and without penalty or premium, pay the difference between the outstanding EXPANSION LOAN amount and the appraised value amount of the PROJECT and PROPERTY as determined by such appraisal, and no further advances shall be made on the EXPANSION LOAN thereafter until such time as the appraised value of the PROJECT and PROPERTY exceeds the EXPANSION LOAN amount.
2.14 Incentive Pricing. The interest rate applicable to certain of the NOTES may be subject to reduction based on the business results of BORROWER. In the event that BORROWER maintains the ratios set forth in this section 2.14, as measured at the end of each calendar quarter, the interest rate for such NOTES containing an Incentive Pricing feature will be reduced accordingly.
In the case of the LONG TERM REVOLVING NOTE and the VARIABLE RATE NOTE, commencing six months subsequent to COMPLETION DATE:

If INDEBTEDNESS to NET WORTH
is less than:	Interest will be:

1.15 : 1.00	LIBOR RATE plus 250 basis points
1.00 : 1.00	LIBOR RATE plus 225 basis points
.75 : 1.00	LIBOR RATE plus 200 basis points
.50 : 1.00	LIBOR RATE plus 175 basis points
In the case of TERM NOTE D, TERM NOTE E, and REVOLVING NOTE, at all times prior to COMPLETION DATE, and in the case of the REVOLVING NOTE at all times:

If INDEBTEDNESS to NET WORTH
is less than:	Interest will be:

1.15 : 1.00, but greater than
1:00 : 1:00	LIBOR RATE plus 330 basis points
1.00 : 1.00, but greater than
.75 : 1.00	LIBOR RATE plus 300 basis points
Less than or equal to .75 : 1.00	LIBOR RATE plus 280 basis points
SECTION 3 Disbursement Procedures.
3.1 Submission of DRAW REQUESTS. Whenever the BORROWER desires a disbursement under the EXPANSION LOAN, which shall be no more often than three times a month, unless BANK agrees otherwise, the BORROWER shall submit to the BANK a DRAW REQUEST, duly executed on behalf of the BORROWER setting forth the information requested therein. Each DRAW REQUEST shall be delivered to the BANK at least five (5) days before the date the disbursement is desired.
3.2 Amount of DRAW REQUEST. Each DRAW REQUEST shall be limited to amounts equal to (i) the total of costs actually incurred and paid or owing by the BORROWER to the date of such DRAW REQUEST for work performed or materials incorporated in the PROJECT as described in the PLANS, plus (ii) the cost of materials and equipment not incorporated in the PROJECT, but delivered to and suitably stored at the PROPERTY, plus (iii) prepayments for equipment when prepayment is required by the manufacturer or supplier; less, (iv) prior disbursements for such costs and from the EXPANSION LOAN or BORROWER’s WORKING CAPITAL for such costs. Notwithstanding anything herein to the contrary, no disbursements for materials stored at the PROJECT site will be made by the BANK unless the BORROWER shall advise the BANK of its intention to store materials prior to their delivery, and provide suitable security for such storage.
3.3 Other Documents. At the time of submission of each DRAW REQUEST, the BORROWER shall submit or cause to be submitted to the BANK the following:
3.3.1. A written lien waiver from the GENERAL CONTRACTOR and each SUBCONTRACTOR for work done and materials supplied by it which were paid for pursuant to the next preceding DRAW REQUEST with copies of all invoices supporting the DRAW REQUEST.
3.3.2. A document from the BORROWER and GENERAL CONTRACTOR, and if applicable, the INDEPENDENT INSPECTOR requesting and/or approving payment of the relevant DRAW REQUEST, together with any applicable Construction Budget Variance Report.
3.3.3. Such other supporting evidence as may be reasonably requested by the BANK to substantiate all payments which are to be made out of the relevant DRAW REQUEST and/or to substantiate all payments then made with respect to the PROJECT, including a copy of any change order requests as to the PROJECT.
3.4 Cost Over Runs. The BORROWER agrees that all cost over runs on the PROJECT shall be paid solely by the BORROWER and that the BORROWER shall deliver additional funds to the BANK in accordance with Section 3.6 of this AGREEMENT to pay any cash required to fund cost over runs on the PROJECT.
3.5 Making the Disbursements. If on the date a DRAW REQUEST is received by BANK, the BORROWER has performed all of its agreements and complied with all requirements therefore to be performed or complied with hereunder including satisfaction of all applicable conditions precedent contained in Section 4 of this AGREEMENT and, if required by the BANK, the BANK has received a current report from the INDEPENDENT INSPECTOR documenting material compliance with the PLANS for those portions of the PROJECT indicated as completed in the DRAW REQUEST and otherwise confirming the acceptability of the PROJECT work represented by the DRAW REQUEST; the BANK shall pay to the BORROWER the amount of the requested disbursement. Each disbursement disbursed to the BORROWER under the EXPANSION LOAN shall bear interest at the rate provided in the CONSTRUCTION NOTE evidencing the disbursement from the date such disbursement is so disbursed to the BORROWER or deposited into BORROWER’s account.
3.6 Deposit of Funds by the BORROWER. If the INDEPENDENT INSPECTOR shall at any time in good faith determine that the undisbursed amount of the EXPANSION LOAN is less than the amount required to pay all cash required to pay costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the PROJECT after application of all funds received from the BORROWER’s equity and shall thereupon send written notice thereof to the BORROWER specifying the amount required to be deposited by the BORROWER with the BANK to provide sufficient funds to complete the PROJECT, the BORROWER agrees that it will, within thirty (30) calendar days of receipt of any such notice, deposit with the BANK, the amount of funds specified in the BANK’s notice. The BORROWER agrees that all equity funds deposited at BANK will be, and any other funds deposited with the BANK may be, disbursed before any further disbursement of EXPANSION LOAN proceeds from the BANK, to pay any and all costs and expenses of any kind in connection with completion of the PROJECT.
3.7 Disbursements Without Receipt of DRAW REQUEST. Notwithstanding anything herein to the contrary, the BANK shall have the irrevocable right at any time and from time to time to apply funds which it agrees to disburse hereunder to pay interest on the CONSTRUCTION NOTE as and when such interest becomes due, and to pay any and all of the reasonable expenses of BANK related to the PROJECT and the EXPANSION LOAN, all without receipt of a DRAW REQUEST.

3.8 Miscellaneous Procedures. BANK may establish additional procedures regarding disbursements as are reasonable to assure the proceeds of the EXPANSION LOAN are paid only to those persons and entities entitled to the same, and that the liens securing the OBLIGATIONS are in all cases first and paramount liens on the PROPERTY.
3.9 Appointment of INDEPENDENT INSPECTOR. No DRAW REQUEST shall be honored after commencement of construction unless BORROWER has consented to the appointment of an INDEPENDENT INSPECTOR.
3.10 Limitation on Advances. Notwithstanding any other provision of this section, BANK is not required to advance more than the aggregate costs of the PROJECT nor more than $46,300,000.00.
SECTION 4 Conditions of Lending.
4.1 Conditions Precedent to the Initial Disbursement. The obligation of the BANK to make its initial disbursement under the EXPANSION LOAN is subject to the condition precedent that the BORROWER shall be in compliance with the conditions set forth in Section 4.2 of this AGREEMENT and to the further condition precedent that the BANK shall have received on or before the CLOSING all of the following, each dated (unless otherwise indicated) such day, in form and substance reasonably satisfactory to the BANK, unless waived by the BANK:
4.1.1 The CONSTRUCTION NOTE, duly executed on behalf of the BORROWER.
4.1.2 The DEED OF TRUST and Notice of Commencement, both duly executed on behalf of the BORROWER.
4.1.3 The ASSIGNMENT OF RENTS, duly executed on behalf of the BORROWER.
4.1.4 (intentionally left blank)
4.1.5 (intentionally left blank)
4.1.6 A copy of the PLANS, certified by GENERAL CONTRACTOR and the BORROWER.
4.1.7 The ASSIGNMENT OF DESIGN/BUILD CONSTRUCTION CONTRACT, duly executed by the BORROWER and consented to by the GENERAL CONTRACTOR and a copy of the DESIGN/BUILD CONSTRUCTION CONTRACT, together with the General Conditions of Contract referred to therein.
4.1.8 A total project cost statement on the PROJECT duly executed by the BORROWER, setting forth the anticipated total cost of the PROJECT’s completion, and a construction cost statement duly executed by the GENERAL CONTRACTOR, setting forth its anticipated construction costs of the PROJECT, together with any construction budget variance reports then applicable to the PROJECT.
4.1.9 An ALTA (American Land Title Association) Survey of the PROPERTY, prepared at the BORROWER’s expense, currently certified by a licensed, registered surveyor and incorporating the legal description of the PROPERTY, showing the location of all points and lines referred to in the legal description, the location of any existing improvements, the proposed location of the PROJECT (including parking) as being within the exterior boundaries of the PROPERTY and in compliance with all applicable building set-back requirements, and the location of all utilities and the location of all easements and encroachments onto or from the PROPERTY that are visible on the PROPERTY, known to the surveyor preparing the survey or of record, identifying easements of record by recording data, and currently certified by the surveyor that there are no such easements or encroachments upon the PROPERTY except as shown on the survey.
4.1.10 An as built appraisal based upon the PLANS to be performed by Natwick Associates Appraisal Services which shows the as-completed value of the PROPERTY and PROJECT addressed to and otherwise acceptable to BANK.
4.1.11 A title binder, issued by Title First of Nebraska, L.L.C., as agent for Old Republic National Title Insurance Company, (the “TITLE COMPANY”) at BORROWER’s expense, constituting a commitment by the TITLE COMPANY to issue a mortgagee’s title policy in favor of the BANK as beneficiary under the DEED OF TRUST, that will be free from all standard exceptions, including mechanics’ liens and all other exceptions not previously approved by the BANK and that will insure the DEED OF TRUST to be a valid first lien on the PROPERTY, and with such endorsements as the BANK may require which shall include but not be limited to the following: ALTA Form 6 — Variable Rate endorsement; FA Form 40 — Environmental endorsement; ALTA Form 9 — Restrictions, Encroachments & Minerals; CLTA Form 103.7 — Street Access endorsement; CLTA Form 103.4 — Access by Easement; CLTA Form 101 — Mechanics Lien coverage; and, ALTA Form 3.1 — Zoning, improved land endorsement.
4.1.12 A soil report on the PROPERTY certified by a registered engineer including structural design recommendations in form and substance satisfactory to the BANK. Such report shall include soil borings and geo-technical analyses.
4.1.13 A Phase I Environmental Report of the PROPERTY, as well as any subsequent Limited Environmental Site Assessments issued prior to CLOSING, all in form and content reasonably satisfactory to the BANK.
4.1.14 Copies of all PERMITS from the applicable regulatory agencies from whom a permit or license is required.

4.1.15 Copies of documents from the appropriate state, federal, city or county authority having jurisdiction over the PROPERTY and the PROJECT that provide to the reasonable satisfaction of the BANK that the PROJECT when constructed in accordance with the PLANS will comply in all material respects with all applicable ordinances, zoning, subdivision, platting, environmental and land use requirements, without special variance or exception, and such other evidence as the BANK shall reasonably request to establish that the PROJECT and the contemplated use thereof are permitted by and comply in all material respects with all applicable use or other restrictions and requirements in prior conveyances, zoning ordinances, environmental laws and regulations, water shed district regulations and all other applicable laws or regulations, and governmental authorities having jurisdiction over the PROJECT. BORROWER is not required to obtain advance confirmation from any governmental body that the PROJECT will comply with such ordinances, regulations and requirements.
4.1.16 Copies of certificates of insurance demonstrating the types, levels, deductibles, endorsements and other coverage parameter issues to the reasonable satisfaction of the BANK for builder’s risk insurance, casualty/commercial general liability insurance, business automobile liability insurance, environmental liability insurance, worker’s compensation insurance, and permanent all risk property insurance thirty days prior to completion of construction, required under Section 6 of this AGREEMENT, with all such insurance in full force and effect and approved by the BANK, in the exercise of its reasonable discretion, and naming BANK as an additional insured and loss payee together with appropriate flood insurance, if the PROPERTY is in a flood hazard area. In addition, BORROWER shall provide to BANK proof of insurance for business interruption/extra expense coverage for six months of operating expenses, and also directors/officers errors and omissions coverage in a minimum amount of $3,000,000.00.
4.1.17 A signed opinion of counsel for the BORROWER, addressed to the BANK and containing customary qualifications, opining that: 1) the BORROWER is duly organized and in good standing in the state of Nebraska; 2) the BORROWER has the corporate power to execute and deliver the LOAN DOCUMENTS to which it is a party and to borrow money and perform in accordance with the terms of such LOAN DOCUMENTS; 3) to the counsel’s knowledge, all actions and consents by BORROWER necessary to the validity of the LOAN DOCUMENTS to which it is a party have been obtained; 4) the LOAN DOCUMENTS to which it is a party have been duly signed and are the valid and binding obligation of the BORROWER and enforceable in accordance with their terms; and 5) to the best of counsel’s knowledge, the LOAN DOCUMENTS to which it is a party and the transactions contemplated there under do not conflict with any provision of the Articles of Organization of BORROWER or its operating agreement, or any agreement binding upon the BORROWER or its properties.

4.1.18 A Certificate of Authority executed by such person or persons authorized by the BORROWER’s organizational documents and/or agreements to do so, certifying the incumbency and signatures of the officers or other persons authorized to execute the LOAN DOCUMENTS to which it is a party, and authorizing the execution of the LOAN DOCUMENTS to which it is a party and performance in accordance with their terms.
4.1.19 A recently certified copy of the BORROWER’s operating agreement, and any amendments, if applicable.
4.1.20 A recently certified copy of the BORROWER’s Articles of Organization and any amendments, if applicable.
4.1.21 A certificate of good standing for the BORROWER from the office of the Nebraska Secretary of State.
4.1.22 (Intentionally left blank)
4.1.23 A copy of any RISK MANAGEMENT CONTRACT together with assignments in favor of BANK in form reasonably satisfactory to BANK.
4.1.24 (Intentionally left blank)
4.1.25 (Intentionally left blank)
4.1.26 Execution and delivery of a master agreement published by the International Swaps and Derivatives Association, Inc. in form acceptable to BANK.
4.1.27 Execution and delivery to BANK of such additional assignments of contracts and agreements, in form reasonably acceptable to BANK, as the BANK may require.
4.2 Conditions Precedent to All Disbursements. The obligation of the BANK to make each disbursement under the EXPANSION LOAN (including the initial disbursement) shall be subject to the further conditions precedent that on the date of such disbursement:
4.2.1 The representations and warranties contained in Section 5 of this AGREEMENT are correct on and as of the date of such disbursement as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date and except to the extent of changes permitted under the terms of this AGREEMENT.
4.2.2 No event has occurred and is continuing, or would result from such disbursement, which constitutes an EVENT OF DEFAULT.

4.2.3 No determination shall have been made by the BANK that the undisbursed amount of the EXPANSION LOAN is less than the amount required to pay all costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the PROJECT; or, if such a determination has been made and notice thereof sent to the BORROWER in accordance with this AGREEMENT, the BORROWER shall have deposited the necessary funds with the BANK in accordance with the Section 3.6 of this AGREEMENT.
4.2.4 The disbursement requirements of Section 3 of this AGREEMENT have been satisfied.
4.2.5 If required by the BANK, the BANK shall be furnished with a statement from the BORROWER and the GENERAL CONTRACTOR, in form and substance satisfactory to the BANK, in the exercise of its reasonable discretion, setting forth the names, addresses and amounts due or to become due, as well as the amounts previously paid, to every SUBCONTRACTOR.
4.2.6 No PERMIT necessary for the construction of the PROJECT shall have been revoked or the issuance thereof subjected to challenge before any court or other governmental authority having or asserting jurisdiction as to the PROJECT.
4.2.7 The parties intend that the EXPANSION LOAN is available to fund a portion of the total cost of the PROJECT, including all other approved expenses as set forth in the final version of the Sources and Uses of Funds document furnished to BANK by BORROWER prior to Closing, not exceeding $46,300,000.00. No advances or disbursements under the EXPANSION LOAN shall exceed such levels, unless BANK consents in writing to the same.
4.3 Conditions Precedent to the Final Disbursements. The obligation of the BANK to make the final disbursement on the EXPANSION LOAN shall be subject to the condition precedent that the BORROWER shall be in compliance with all conditions set forth in Sections 4.1 and 4.2 of this AGREEMENT and, further, that the following conditions shall have been satisfied on or prior to the COMPLETION DATE:
4.3.1 The PROJECT has been completed in material compliance with the PLANS and the BANK shall have received a certificate of completion from the GENERAL CONTRACTOR, certifying that (i) work on the PROJECT has been completed in material compliance with the PLANS and all labor, services, materials and supplies used in such work have been paid for and (ii) the completed PROJECT conforms in all material respects with all applicable zoning, land use planning, building and environmental laws and regulations of the governmental authorities having jurisdiction over the PROJECT.

4.3.2 The BANK has received satisfactory evidence that all work requiring inspection by municipal or other governmental authorities having jurisdiction has been duly inspected and approved by such authorities and by the rating or inspection organization, bureau, corporation or office having jurisdiction.
4.3.3 The BANK shall have received a lien waiver from each SUBCONTRACTOR and the GENERAL CONTRACTOR for all work done and for all materials furnished by it for the PROJECT.
4.3.4 The BANK shall have received a copy of the final PLANS, including any and all changes made thereto during the construction process, together with the GENERAL CONTRACTOR’s certification described in 4.3.1, above.
4.4 No Waiver. The making of any disbursement under the EXPANSION LOAN prior to fulfillment of any condition thereto shall not be construed as a wavier of such condition, and the BANK reserves the right to require fulfillment of any and all such conditions prior to making any subsequent disbursements under the EXPANSION LOAN.
SECTION 5 Representations and Warranties.
To induce the BANK to enter into this AGREEMENT, the BORROWER makes the following representations and warranties and agrees that each DRAW REQUEST constitutes a reaffirmation of these representations and warranties:
5.1 Existence and Power. The BORROWER is a limited liability company duly formed and in good standing under the laws of the state of Nebraska. The BORROWER has accomplished all necessary actions required by a corporate or limited liability entity under applicable law to own the PROPERTY and construct the PROJECT, and to execute and deliver, and to perform all of its obligations under the LOAN DOCUMENTS to which it is a party.
5.2 Authorization of Borrowing; No Conflict as to Law or Other Agreements. The execution, delivery and performance by the BORROWER of the LOAN DOCUMENTS and the borrowings from time to time hereunder have been duly authorized by all necessary corporate actions of the BORROWER and do not and will not (a) require any material consent or approval, or authorization, by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those obtained and in full force and effect, (b) violate, in any material respect, any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the BORROWER, or violate any provision of the Articles of Organization or operating agreement of the BORROWER, (c) result in a breach of or constitute a default beyond any applicable cure period under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the BORROWER is a party or by which it or its properties may be bound or affected, or (d) other than PERMITTED LIENS and other than in favor of BANK, result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature to or with any other creditor of the BORROWER, in the aggregate exceeding $100,000.00, upon or with respect to any of the properties now owned or hereafter acquired by the BORROWER.
5.3 Legal Agreements. The LOAN DOCUMENTS to which it is a party constitute the legal, valid and binding obligations of the BORROWER enforceable against the BORROWER in accordance with their respective terms, and as to the LOAN DOCUMENTS to which BORROWER is not a party, BORROWER believes such documents constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
5.4 License and Permits. The BORROWER has all necessary PERMITS required for construction and operation of the PROJECT and the operation of its ethanol plant business, except those which are not required for the current stage of construction of the PROJECT, or which cannot be obtained until completion of the PROJECT.
5.5 Construction of the PROJECT. The PROJECT will be constructed in material compliance with the PLANS; and will not encroach upon or overhang any easement or right-of-way on land not constituting part of the PROPERTY. The PROJECT, both during construction and on COMPLETION DATE, and the contemplated use thereof, will not violate in any material respect, any applicable zoning or use statute, ordinance, building code, rule or regulation, or any covenant or agreement of record. The BORROWER agrees that it will furnish from time to time such satisfactory evidence with respect thereto as may be required by the BANK.
5.6 Title to the PROPERTY. The BORROWER has good and marketable fee simple title to the PROPERTY.
5.7 Financial Condition. The BORROWER has furnished to the BANK its financial statements for periods through December 31, 2005 and May 31, 2006, as well as its cash flow projections dated as of May 22, 2006 (the “PROJECTIONS”). The PROJECTIONS fairly present the projected financial condition of the BORROWER on the dates thereof, and were prepared in GAAP format and on the basis of assumptions deemed reasonable by the BORROWER. There has been no material adverse change in the operations, properties or condition (financial or otherwise) of the BORROWER since the date of the furnished financial statements and the PROJECTIONS and no additional borrowings have been made by the BORROWER other than the borrowing contemplated hereby or approved by the BANK, or INDEBTEDNESS secured by PERMITTED LIENS. No certificate or statement furnished to the BANK by or on behalf of the BORROWER in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. To the best of the knowledge of the BORROWER, there is no fact which materially adversely affects or in the future (so far as the BORROWER now foresees) may materially adversely affect the operation or prospects or condition (financial or other) of the BORROWER or its properties or assets, which has not been set forth herein or in a certificate or statement furnished to the BANK by the BORROWER.
5.8 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the BORROWER, threatened against or affecting the BORROWER or the properties of the BORROWER before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the BORROWER, would have a material adverse effect on the financial condition, properties, or operations of the BORROWER.
5.9 Taxes. The BORROWER has filed all federal, state and local tax returns which to the knowledge of the BORROWER are required to be filed, and the BORROWER has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due except those which the BORROWER is contesting in good faith and with respect to which adequate reserves have been set aside.
5.10 No Default. There is no event, which is, or with notice or the lapse of time would be, an EVENT OF DEFAULT.
5.11 ERISA. The BORROWER is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and has received no notice to the contrary from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental entity or notice of any claims or pending claims under ERISA.
5.12 Environmental Matters. Except as set forth in the Phase I Environmental Report referenced in Section 4.1 of this AGREEMENT: 1) the BORROWER is in compliance in all material respects with all health and environmental laws applicable to the BORROWER and its operations and knows of no conditions or circumstances that could materially interfere with such compliance in the future; 2) except for PERMITS that cannot be obtained until completion of the PROJECT, the BORROWER has obtained all PERMITS, and approvals required by law for the operation of its business; and 3) the BORROWER has not identified any “recognized environmental conditions,” as that term is defined by the American Society for Testing and Materials in its standards for environmental due diligence, which could subject the BORROWER to enforcement action if brought to the attention of appropriate governmental authorities.
5.13 Necessary Utilities, Etc. BORROWER has made suitable arrangements so that its ethanol plant has all necessary electrical, gas, water, and sewer facilities in place for the proper construction and operation of its ethanol plant. BORROWER has made adequate provision for all storage facilities, equipment and product supplies, including corn, as specified by its engineers for the maximum output and operation of the plant.

SECTION 6 Additional Covenants of the BORROWER.
6.1 Financial Information and Reporting. Except as otherwise stated in this AGREEMENT, all financial information provided to the BANK shall be compiled using GAAP consistently applied.
During the time period that any amounts are outstanding under this AGREEMENT or the LOAN DOCUMENTS to which it is a party, unless the BANK shall otherwise agree in writing:
Annual Reports:
6.1.1 Annual Financial Statements. BORROWER shall provide the BANK within 120 days of the BORROWER’s fiscal year end, US BioEnergy Corporation’s consolidated and consolidating, annual financial statements, including balance sheet, income statement and statement of cash flow for such year or as of such date. The statements must be audited with an unqualified opinion by a certified public accountant, certifying that such accountant has audited the financial statements in conformity with the Auditing Standards of the American Society of Certified Public Accountants.
     BORROWER shall provide BANK within 120 days of the BORROWER’s fiscal year end, its annual financial statements, including balance sheet at fiscal year end and income statement for such fiscal year, reviewed by a certified public accountant.
     BANK may request an audited financial statement of BORROWER at BANK’s cost, in which case, BORROWER shall cooperate with the certified public accountants preparing such audited statements.
     In the event of BORROWER’S noncompliance with the covenants identified in Section 6.2 of this AGREEMENT, BANK may, at its option, notify BORROWER in writing of the need for BORROWER to provide BANK, within 120 days following its request for a specific period, the BORROWER’s annual financial statements, including balance sheet, income statement and statement of cash flow for such year or as of such date, in which case BORROWER shall provide BANK with such audited statements. Such statements must be audited with an unqualified opinion by a certified public accountant reasonably acceptable to the BANK, with such opinion directed to BORROWER, certifying that such accountant has audited the financial statements in conformity with the Auditing Standards of the American Society of Certified Public Accountants, and must be accompanied by a certificate of such accountants stating whether, in conducting their audit, they have become aware of any event of default under this AGREEMENT, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an EVENT OF DEFAULT, specifying the nature and duration of the default. Such audit statement shall be accompanied by the accountants’ calculations of BORROWER’s compliance with the covenants contained in Section 6.2 of this AGREEMENT as of the said fiscal year end. The audit of the BORROWER’s financial statements required by this paragraph shall be at BORROWER’s expense.
6.1.2 BORROWER shall provide BANK its projected financial statements, inclusive of its capital expenditures, as well as any PROJECT expenses.

Quarterly Reports:
6.1.3 For each full calendar quarter, BORROWER will deliver to BANK, within thirty (30) days of each calendar quarter end, a certificate in a form reasonably acceptable to BANK that has been signed by an officer or manager of BORROWER, which: 1) certifies that the statements required by section 6.1.1 and 6.1.2 have been accurately prepared in accordance with GAAP applied consistently (except for the absence of financial footnotes and normal or customary year-end adjustments to the statements furnished under Section 6.1.2); 2) certifies that the officer or manager has no knowledge of any EVENT OF DEFAULT under this AGREEMENT or the LOAN DOCUMENTS, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an event of default under this AGREEMENT or the LOAN DOCUMENTS.
Monthly Reports:
6.1.4 Each month, within thirty days following the end of the prior month, BORROWER shall furnish to BANK a summary report, in form acceptable to BANK, completed by BORROWER’s grain manager, providing BORROWER’s current and future hedge positions regarding ethanol contracts, grain contracts, and utility contracts.
6.1.5 Each month, within thirty days following the end of the prior month, the BORROWER will furnish to the BANK within thirty (30) days after the end of each calendar month, consolidated financial statements, including balance sheet and income statement of the BORROWER for such period and year to date all in reasonable detail, except for the absence of financial footnotes and subject to normal or customary year-end adjustments. At the same time, BORROWER shall provide BANK a calculation of BORROWER’s compliance with the financial covenants of this AGREEMENT.
6.1.6 BORROWER shall provide monthly BORROWING BASE certificates in a form reasonably acceptable to BANK, calculating advance rates under the REVOLVING LOAN pursuant to the BORROWING BASE.
6.1.7 BORROWER will deliver to BANK each month, within thirty (30) days of each month end, a monthly Production Report, in form acceptable to BANK, reporting for such month BORROWER’s Input and Output costs, including, without limitation, amounts of corn or other grain usage, Natural Gas Usage, DDGs and WDGs Output, Ethanol Output, and if applicable, CO2 Output.

6.1.8 BORROWER shall notify BANK of the existence of any EVENT OF DEFAULT promptly after such EVENT OF DEFAULT becomes known to any manager, officer or director of BORROWER.
6.1.9 BORROWER shall authorize all federal, state and municipal authorities to furnish reports of examinations, records and other information relating to the condition and affairs of the BORROWER and its ethanol plant, and any information from reports, returns, files and records by such authorities regarding BORROWER upon request to the BANK.
6.1.10 The BORROWER will give the BANK prompt written notice of any material violation as to any environmental matter by the BORROWER and, of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any PERMITS held by the BORROWER which are material to the operations of the BORROWER, and (ii) which will or threatens to impose a material liability on the BORROWER to any person or party or which will require a material expenditure by the BORROWER to cure any alleged problem or violation.
6.1.11 The BORROWER will give prompt notice to the BANK of (i) any litigation or proceeding in which it is a party if an adverse decision therein would require it to pay more than $100,000.00 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (ii) the institution of any other suit or proceeding involving it that might materially and adversely affect its operations, financial condition, property, or business prospects.
6.1.12 (intentionally omitted)
6.1.13 The BORROWER will provide the BANK with such other information as it may reasonably request.
6.1.14 BORROWER shall execute and deliver to BANK, no later than ninety (90) days following COMPLETION DATE, such additional SWAP CONTRACTS as BANK may reasonably require, in form satisfactory to BANK.
6.2 Financial Covenants. At all times that any amounts are outstanding under this AGREEMENT or the LOAN DOCUMENTS to which it is a party, unless the BANK shall otherwise agree in writing, the BORROWER agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the capitalized definitions:
6.2.1 The BORROWER shall maintain a FIXED CHARGE COVERAGE RATIO, measured on a trailing four quarters basis at the end of each full calendar quarter, of no less than 1.25 : 1.0.

6.2.2 The BORROWER shall maintain NET WORTH of not less than $50,000,000.00 at all times. The required minimum NET WORTH of BORROWER, which is to be measured annually at the end of each fiscal year of BORROWER, shall increase each fiscal year by an amount equal to the greater of (a) $250,000.00 or (b) the amount of undistributed earnings accumulated during the fiscal year just ended, but not including allowable distributions attributable to the just ended fiscal year’s earnings.
6.2.3 The BORROWER shall determine, at each fiscal year end the amount of its EXCESS CASH FLOW for said fiscal year. Within one hundred twenty days following the fiscal year ended December 31, 2006, pay fifteen percent (15%) of such sum to BANK, to be applied to the principal amount of TERM NOTE D. Within one hundred twenty days following each fiscal year end thereafter, pay fifteen percent (15%) of such sum to BANK, to be applied to the principal amount of the EXPANSION LOAN or the VARIABLE RATE NOTE, as applicable. Such annual payment shall not release BORROWER from making any payment of principal or interest otherwise required by any NOTE. No payment of EXCESS CASH FLOW shall be the cause of a payment to BANK for interest rate breakage fees or otherwise result in any prepayment penalty. BANK may require, after annual review of BORROWER’s financial statements, a change to such percentage payment, provided, however, BORROWER’s obligation to pay such EXCESS CASH FLOW to BANK shall not exceed twenty (20%) percent of such EXCESS CASH FLOW, nor will BORROWER be required to pay recapture payments in excess of Four Million Dollars in any single fiscal year, nor more than Eight Million Dollars in the aggregate.
6.2.4 BORROWER shall maintain the following minimum WORKING CAPITAL during the periods stated below, measured continuously:

Period	Minimum WORKING CAPITAL

Closing through September 30, 2006	$5,500,000.00

October 1, 2006 through December 31, 2006	$6,500,000.00

January 1, 2007 and thereafter	$7,000,000.00
For the purpose of this covenant, the amount of any reduction in any revolving feature of a TERM LOAN shall constitute an addition to WORKING CAPITAL.
6.3 Affirmative Covenants. During the time period that any amounts are outstanding under the NOTES, this AGREEMENT or the LOAN DOCUMENTS to which BORROWER is a party, unless the BANK shall otherwise agree in writing the BORROWER shall:

6.3.1 Diligently proceed with construction of the PROJECT in material compliance with the PLANS and in accordance in all material respects with all applicable laws and ordinances, and complete the PROJECT by the COMPLETION DATE.
6.3.2 Use the proceeds of each of the disbursements under the EXPANSION LOAN solely for the purposes set forth in this AGREEMENT.
6.3.3 Use its reasonable best efforts to require the GENERAL CONTRACTOR and each SUBCONTRACTOR to comply in all material respects with all rules, regulations, ordinances and laws bearing on its conduct of work on the PROJECT.
6.3.4 Provide and maintain at all times during the process of building the PROJECT and, from time to time at the request of the BANK, furnish the BANK with proof of payment of premiums on:
(i) Builders’ Risk completed value form insurance insuring the PROJECT and at all times, a permanent All Risk property policy of insurance with coverage equal to the replacement cost of the facility, including such addition as is required because of the completion of the PROJECT, as well as casualty/umbrella (Commercial General Liability) insurance, against all risks, including flood, earthquake, and mechanical and electrical breakdown including testing to the full value of the PROJECT (subject to reasonable loss deductible provisions). The BANK’s interest shall be protected by naming the BANK as additional insured on the liability policies and loss payee on the property policies;
(ii) Casualty (Commercial General Liability) & Umbrella insurance (including products and completed operations, operations of subcontractors, and contractual liability insurance) with coverage in the amount of $2,000,000.00 in the form of either a $2,000,000.00 primary policy or a $1,000,000.00 primary policy and a $1,000,000.00 Umbrella policy. The BANK’s interest shall be protected by naming the BANK as an additional named insured on all such policies;
(iii) State worker’s compensation insurance, with statutory limits, and Employer’s Liability coverage with coverage of no less than $500,000.00.
(iv) Business automobile liability insurance insuring all vehicles on the site, including hired and non-owned liability with coverage in the amount of $2,000,000.00 in the form of either a $2,000,000.00 primary policy or a $1,000,000.00 primary policy and a $1,000,000.00 Umbrella policy.
(v) Environmental coverage shall be provided for clean up and removal, but only insofar as it is reasonably required by BANK.

(vi) Directors/Officers errors and omissions coverage of no less than $3,000,000.00.
(vii) Business Interruption and Extra Expense insurance equal to 100% of the estimated revenue loss during a potential interruption of production of not less than six months.
The policies of insurance required pursuant to clauses (i) and (ii) above shall be in form and content reasonably satisfactory to the BANK and shall be placed with financially sound and reputable insurers. The policy of insurance referred to in clause (i) above shall contain an agreement of the insurer to give not less than thirty (30) days’ advance written notice to the BANK in the event of cancellation of such policy or change affecting the coverage there under. Acceptance of insurance policies referred to above shall not bar the BANK from requiring additional insurance, which it reasonably deems necessary.
6.3.5 Assign to BANK, in form reasonably acceptable to BANK, all equipment and systems warranties relating to the PROJECT, together with all contracts for natural gas, electricity, water and other utilities, as the same are obtained by BORROWER following CLOSING.
6.3.6 Maintain accurate and complete books, accounts and records pertaining to the PROPERTY and the PROJECT and its business operations, and its ongoing and continuing operations in form and substance reasonably satisfactory to the BANK. The BORROWER will permit the BANK, at the BANK’s expense if BANK employees makes the inspection, but at BORROWER’s expense if BANK contracts with third parties at reasonable expense to make the inspection, to examine upon reasonable notice all books, records, contracts, plans, drawings, PERMITS, bills and statements of account pertaining to the PROJECT and to inspect upon reasonable notice all books and records pertaining to its operations and to make extracts there from and copies thereof.
6.3.7 Cause to be paid to the proper authorities when due all federal, state and local taxes, including taxes on the PROPERTY, required to be paid or withheld by it except those which the BORROWER is contesting in good faith and with respect to which adequate reserves have been set aside.
6.3.8 Allow the BANK and its participants, upon reasonable notice, and at its expense, to conduct such inspections of the PROPERTY, PROJECT and BORROWER’s personal property subject to the BANK’s security interest as the BANK may deem necessary for the protection of the BANK’s interest. Provided, however, such inspections shall occur during regular business hours, or such other time as the BORROWER and BANK may agree, and shall not unreasonably interfere with BORROWER’s business operations. Any such inspections shall be made and any certificates issued are solely for the benefit and protection of the BANK, and the BORROWER shall not be entitled to rely thereon.
6.3.9 Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition.
6.3.10 Comply in all material respects with all laws applicable to its form of organization, business, and the ownership of its property.
6.3.11 Maintain and preserve all PERMITS, licenses, rights, privileges, charters and franchises that it is required to hold to construct and operate the PROJECT and BORROWER’s ethanol plant.
6.3.12 Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the BORROWER.
6.3.13 Maintain all depositary accounts (including those accounts containing BORROWER’s equity capital) at BANK, other than local operating accounts approved by BANK, such approval not to be unreasonably withheld by BANK.
6.3.14 Maintain hedging contracts (and applicable control agreements), or risk management methods acceptable to BANK, as to BORROWER’s grain and utilities needs as well as ethanol and by-products sales, duly assigned to BANK.
6.4 Negative Covenants. During the time period that any amounts are outstanding under the NOTES or this AGREEMENT or the LOAN DOCUMENTS to which BORROWER is a party, unless the BANK shall otherwise agree in writing the BORROWER shall not:
6.4.1 Permit any security interest or mortgage or lien on the PROPERTY or PROJECT or other real or personal property BORROWER owns now or in the future, or assign any interest that it may have in any assets or subordinate any rights that it may have in any assets now or in the future, except (the following shall herein be called “PERMITTED LIENS”): (i) liens, assignments, or subordinations in favor of the BANK; (ii) liens, assignments, or subordinations outstanding on the date of this AGREEMENT and disclosed in advance to the BANK in writing and approved by the BANK, including those easements and other encumbrances described in the title insurance commitment provided to BANK at CLOSING; (iii) liens for taxes or assessments or other governmental charges not delinquent or which the BORROWER is contesting in good faith; (iv) liens which secure purchase money INDEBTEDNESS allowed under this AGREEMENT or the LOAN DOCUMENTS; (v) liens that are imposed by law for obligations for labor or materials not overdue for more than 120 days, such as mechanics’, materialmen’s, carriers’, landlords’, and warehousemen’s liens, or liens, pledges, or deposits under workers’ compensation, unemployment insurance, Social Security, or similar legislation; (vi) liens securing BORROWER’s obligations with respect to Tax Increment Financing Bonds of Merrick County, Nebraska; and (vii) liens securing SUBORDINATED DEBT. Nothing herein authorizes BORROWER to grant a lien or security interest in favor of any AFFILIATE.
6.4.2 Agree or consent to any material changes in the PLANS nor authorize any increase in the cost of total construction shown in the total project cost statement furnished to BANK at CLOSING, any material changes in the terms and provisions of the DESIGN/BUILD CONSTRUCTION CONTRACT or, to change orders exceeding $1,000,000.00, or any material change to any other contract identified in Section 4 of this AGREEMENT.
6.4.3 Incorporate in the PROPERTY or the PROJECT any materials, fixtures or property that are subject to the claims of any other person, whether pursuant to conditional sales contract, security agreement, lease, mortgage, except as permitted under Section 6.
6.4.4 Lease, sell, transfer, convey, assign, or otherwise transfer all or any material part of the interest of the BORROWER in the PROJECT or the PROPERTY.
6.4.5 (intentionally omitted)
6.4.6 Engage in any line of business materially different from that presently engaged in by the BORROWER.
6.4.7 Change its legal form of organization.
6.4.8 Make any material changes in its accounting procedures for tax or other purposes.
6.4.9 Incur any INDEBTEDNESS except: (i) debt arising under this or another agreement with the BANK; (ii) trade credit and accrued liability incurred in the ordinary course of business, including that which is incurred in favor of an AFFILIATE in the BORROWER’s ordinary course of business; (iii) indebtedness in existence on the date of this AGREEMENT and disclosed in advance to the BANK in writing, (iv) SUBORDINATED DEBT, and (v) INDEBTEDNESS incurred in connection with PERMITTED LIENS. BORROWER shall not borrow other than pursuant to this AGREEMENT, without permission of the BANK. Provided, however, BANK consents to BORROWER in the ordinary course of its business, borrowing in the aggregate of $250,000.00 outstanding any one time, without further permission from BANK.
6.4.10 Consolidate, or merge or pool or syndicate or otherwise combine with any other entity, or give any preferential treatment, make any advance, directly or indirectly, by way of loan, gift, bonus, or otherwise, to any entity directly or indirectly controlling or affiliated with or controlled by BORROWER, or any other entity, or to any partner or employee of BORROWER, or of any such entity.
6.4.11 Make, or commit to make, capital expenditures (including the total amount of any capital leases, but excluding BANK approved plant construction) in an aggregate amount exceeding $2,500,000.00 in any single fiscal year, without BANK’s prior permission, which will not be unreasonably conditioned or delayed.
6.4.12 Make or pay, without the written consent of BANK, which written consent will not be unreasonably withheld, conditioned or delayed, in any fiscal year, distributions to members or shareholders of the BORROWER in excess of the following percentages of the previous fiscal year’s net income, or which would result in the BORROWER at the time of such distribution not being in compliance with any of the covenants set forth in this AGREEMENT after payment of such distribution. Distributions may be paid out annually, based on a 12-month year to be determined by BANK and BORROWER, after all BORROWER is in compliance with covenants of this AGREEMENT, both before and immediately after such distributions are paid, as well as the statements required by 6.1.13, and if no EVENT OF DEFAULT has occurred or is continuing. Distributions shall include any and all payments made to US Bio Energy Corporation, or related entities, including without limitation, management fees. The payout frequency of any such distributions, following the annual one-time declaration and the other conditions above, may be at BORROWER’s discretion.

If BORROWER's ratio of INDEBTEDNESS	Allowable distributions up to:
to NET WORTH is:
Greater than or equal to 1.00 : 1.00	40%
Less than 1.00 : 1.00	65%
6.4.13 Assume, guarantee, endorse or otherwise becoming contingently liable for any obligations of any other person, except for those guaranties outstanding at the time of execution of this AGREEMENT and disclosed to the BANK in writing.
6.4.14 Make sales to or purchases from any AFFILIATE of the BORROWER or extend credit or make payments for services rendered by any AFFILIATE of the BORROWER, except under the MARKETING CONTRACT, unless such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the BORROWER as the terms and conditions which would apply in a similar transaction with a person or party not an AFFILIATE of the BORROWER. Provided, however, BORROWER may sell its inventory to a joint venture entity of which BORROWER and an AFFILIATE of US BioEnergy Corporation are owners. It is further provided that BORROWER may purchase corn from an affiliate of US BioEnergy Corporation.

6.4.15 Sell or dispose of all or substantially all its assets.
6.4.16 Redeem, purchase, or retire any of its membership units or capital stock or grant or issue, or purchase or retire for any consideration, any warrant, right or option pertaining thereto, or permit any redemption, retirement, or other acquisition by BORROWER of the ownership of the outstanding membership units or capital stock of the BORROWER, without BANK’s consent, which will not be unreasonably withheld.
6.4.17 BORROWER shall not cancel, repudiate, terminate, or breach any SWAP CONTRACT without prior written consent of BANK.
SECTION 7 EVENTS OF DEFAULT, Rights and Remedies.
7.1 EVENTS OF DEFAULT. Each of the following shall be an EVENT OF DEFAULT and give the BANK the right to exercise its remedies under this AGREEMENT:
7.1.1 The BORROWER shall fail to pay when due any OBLIGATIONS or any other installment of principal or interest or fee payable to BANK.
7.1.2 The BORROWER shall fail to timely provide reports to BANK as provided in Section 6.
7.1.3 The BORROWER shall fail to observe or perform any other obligation to be observed or performed by it hereunder or under any of the LOAN DOCUMENTS.
7.1.4 The BORROWER shall fail to pay any INDEBTEDNESS in an aggregate principal amount in excess of $100,000.00 due any third persons, and such failure shall continue beyond any applicable grace period, or the BORROWER shall default under any material agreement binding the BORROWER, and such default shall continue beyond any applicable grace period.
7.1.5 Any financial statement, representation, warranty, or certificate made or furnished by or with respect to the BORROWER to the BANK in connection with this AGREEMENT, or as an inducement to the BANK to enter into this AGREEMENT, or in any separate statement or document to be delivered to the BANK hereunder, shall be materially false, incorrect, or incomplete when made.
7.1.6 The BORROWER shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of itself or any of its creditors.
7.1.7 Proceedings in bankruptcy, or for reorganization of the BORROWER, or for the readjustment of debt under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the BORROWER and, except with respect to any such proceedings instituted by the BORROWER, shall not be discharged or stayed within sixty (60) days of their commencement.
7.1.8 A receiver or trustee shall be appointed for the BORROWER or for any substantial part of its respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the BORROWER, and except with respect to any such appointments requested or instituted by the BORROWER, such receiver or trustee shall not be discharged within sixty (60) days of his appointment, and except with respect to any such proceedings instituted by the BORROWER, such proceedings shall not be discharged within sixty (60) days of their commencement, or the BORROWER shall discontinue business or materially change the nature of its business.
7.1.9 The BORROWER shall suffer final judgments for payment of money aggregating in excess of $100,000.00 which are not covered, without reservation, by insurance and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed.
7.1.10 A judgment creditor of the BORROWER shall obtain possession of any of BANK’s collateral by any means, including (without implied limitation) levy, distraint, replevin, or self-help.
7.1.11 The construction of the PROJECT or the production of ethanol is abandoned or shall be unreasonably delayed or be discontinued for a period of fifteen (15) consecutive calendar days, in each instance for reasons other than acts of God, fire, storm, adverse weather, strikes, blackouts, labor difficulties, riots, inability to obtain materials, equipment or labor, governmental restrictions or any similar cause not subject to the BORROWER’s control and other than a change in the GENERAL CONTRACTOR as provided in Section 7.1.14.
7.1.12 The BORROWER at any time prior to the completion of the PROJECT, shall delay construction or suffer construction to be delayed for any period of time, for any reason whatsoever, so that the completion of the PROJECT cannot be accomplished, in the reasonable judgment of the BANK, by the COMPLETION DATE.
7.1.13 The PROJECT or BORROWER’s ethanol plant is materially damaged or destroyed by fire or other casualty and the loss, in the reasonable judgment of the BANK, is not adequately covered by insurance actually collected or in the process of collection.
7.1.14 Fagen, Inc. shall cease to be the GENERAL CONTRACTOR and BORROWER has not replaced the GENERAL CONTRACTOR, within thirty- (30) days following the termination of the same to the reasonable satisfaction of BANK, which BANK approval shall not be unreasonably withheld, conditioned or delayed.

7.1.15 The entities contracting with BORROWER under the MARKETING CONTRACTS, or their permitted assignees, shall cease to be the marketing agents of BORROWER as to sale of its products, or the individual or entity contracting with BORROWER in a RISK MANAGEMENT CONTRACT shall cease to be the risk manager of BORROWER, and BORROWER has not within thirty (30) days following termination of any of the foregoing hired a replacement to the BANK’s satisfaction, which BANK approval will not be unreasonably withheld, conditioned or delayed.
7.1.16 BORROWER pays a periodic management fee to its general manager prior to BANK’s receipt of scheduled payments on the OBLIGATIONS and BANK’s acknowledgment that all required covenants have been met by BORROWER.
7.2 Rights and Remedies. If an EVENT OF DEFAULT shall have occurred and be continuing, the BANK may refrain from making any further disbursements hereunder (but the BANK may make disbursements after the occurrence of such an EVENT OF DEFAULT without thereby waiving its rights and remedies hereunder), and the BANK may exercise any or all of the following rights and remedies:
7.2.1 The BANK may declare the EXPANSION LOAN to be terminated, whereupon the same shall forthwith terminate.
7.2.2 The BANK may declare the entire unpaid principal amount of the CONSTRUCTION NOTE then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this AGREEMENT to be forthwith due and payable, whereupon the CONSTRUCTION NOTE, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the BORROWER.
7.2.3 The BANK may exercise and enforce its rights and remedies under any or all of the LOAN DOCUMENTS.
7.2.4 The BANK may enter upon the PROPERTY, if allowed under applicable law, and take possession thereof, together with the PROJECT then in the course of construction, and proceed either in its own name or in the name of the BORROWER, as the attorney-in-fact of the BORROWER (which authority is coupled with an interest and is irrevocable by the BORROWER) to complete or cause to be completed the PROJECT, at the cost and expense of the BORROWER. If the BANK elects to complete or cause to be completed the PROJECT, it may do so according to the PLANS or according to such changes, alterations or modifications in and to the PLANS as the BANK may deem reasonable and appropriate; and the BANK may enforce or cancel all contracts let by the BORROWER relating to construction of the PROJECT, and/or let other contracts which in the BANK’s sole judgment may seem advisable; and the BORROWER shall forthwith turn over and duly assign to the

BANK, as the BANK may from time to time require, contracts not already assigned to the BANK relating to construction of the PROJECT, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the PROJECT, whether paid or not, and any other instruments or records in the possession of the BORROWER pertaining to the PROJECT. The BORROWER shall be liable under this AGREEMENT to pay to the BANK, on demand, any amount or amounts reasonably expended by the BANK in so completing the PROJECT, together with any reasonable costs, charges, or expenses incident thereto or resulting therefrom, all of which shall be secured by the LOAN DOCUMENTS. In the event that a proceeding is instituted against the BORROWER for recovery and reimbursement of any moneys expended by the BANK in connection with the completion of the PROJECT, a statement of such expenditures, verified by the affidavit of an officer of the BANK, shall be prima facie evidence of the amounts so expended and of the propriety of the necessity for such expenditures; and the burden of proving to the contrary shall be upon the BORROWER. The BANK shall have the right to apply any funds which it agrees to disburse hereunder to bring about the completion of the PROJECT and to pay the costs thereof; and if such money so agreed to be disbursed is insufficient, in the sole judgment of the BANK, to complete the PROJECT, the BORROWER agrees to promptly deliver and pay to the BANK such sum or sums of money as the BANK may from time to time demand for the purpose of completing the PROJECT or of paying any liability, charge or expense which may have been incurred or assumed by the BANK under or in performance of this AGREEMENT, or for the purpose of completing the PROJECT. It is expressly understood and agreed that in no event shall the BANK be obligated, or liable in any way to complete the PROJECT or to pay for the costs of construction thereof beyond the amount of the EXPANSION LOAN.
7.2.5 The BANK may exercise any other rights and remedies available to it by law or agreement.
SECTION 8 Miscellaneous.
8.1 Inspections. The BORROWER and the GENERAL CONTRACTOR shall be responsible for making inspections of the PROJECT and PROPERTY during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the GENERAL CONTRACTOR or any SUBCONTRACTOR to whom payment is to be made out of each disbursement has been properly done or supplied in accordance with the DESIGN/BUILD CONSTRUCTION CONTRACT. If any work done or materials supplied by the GENERAL CONTRACTOR or any SUBCONTRACTOR are not satisfactory to the BORROWER and/or its GENERAL CONTRACTOR and the same is not remedied within fifteen (15) days of the discovery thereof, the BORROWER will immediately notify the BANK in writing of such fact. It is expressly understood and agreed that the BANK and any party designated by the BANK may conduct such inspections of the PROJECT, subject to the limitations expressed in this AGREEMENT, as BANK may reasonably deem necessary for the protection of the BANK’s interest, and that any inspections which may be made of the PROJECT by the BANK will be made, solely for the benefit and protection of the BANK, and that the BORROWER will not rely thereon.

8.2 Indemnification by the BORROWER. The BORROWER shall bear all loss, expense (including reasonable attorneys’ fees) and damage in connection with, and agrees to indemnify and hold harmless the BANK, its agents, servants and employees from, all claims, demands and judgments made or recovered against the BANK, its agents, servants and employees, because of bodily injuries, including death at any time resulting there from, and/or because of damages to property (including loss of use) from any cause whatsoever, arising out of, incidental to, or in connection with the construction of the PROJECT, whether or not due to any act of omission or commission, including negligence of the BORROWER or the GENERAL CONTRACTOR or of his or their employees, servants or agents, other than gross negligence or willful misconduct of BANK or its agents. The BORROWER’s liability hereunder shall not be limited to the extent of insurance carried by or provided by the BORROWER or subject to any exclusion from coverage in any insurance policy. The obligations of the BORROWER under this Section shall survive the payment of the CONSTRUCTION NOTE.
8.3 No Waiver; Cumulative Remedies. No failure or delay on the part of the BANK in exercising any right, power or remedy under the LOAN DOCUMENTS shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the LOAN DOCUMENTS. The remedies provided in the LOAN DOCUMENTS are cumulative and not exclusive of any remedies provided by law.
8.4 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any of the LOAN DOCUMENTS or consent to any departure by the BORROWER therefrom shall be effective unless the same shall be in writing and signed by the BANK and the BORROWER, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the BORROWER in any case shall entitle the BORROWER to any other or further notice or demand in similar or other circumstances.
8.5 Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the LOAN DOCUMENTS shall be in writing and sent by mail or telecopy (if by telecopy with a confirmation mailed within two BUSINESS DAYS thereafter), to the applicable party at its address indicated below:

If to the BORROWER:	Platte Valley Fuel Ethanol, LLC 214 20th St. Central City, Nebraska 68826 Attention: Lisa Hilder Telecopy: 308-946-2609

with a copy to Michael Weaver, Esq.
Lindquist & Vennum, P.L.L.P. 80 South Eighth Street

Suite 4200 Minneapolis, MN 55402 Phone: (612) 371-2493 Fax: (612) 371-3207

and a third copy to

Greg Schlicht, Esq. US BioEnergy Corporation 5500 Cenex Drive Inver Grove Heights, Minnesota 55077 Phone: (651) 249-5527 Fax: (651) 355-8301

If to the BANK:	First National Bank of Omaha 1620 Dodge St. STOP 1050 Omaha, NE 68197-1050 Attention: Brad Brummund Telecopy: 402-633-3519

with a copy to Richard D. Myers, Esq.
McGill, Gotsdiner, Workman & Lepp, P.C., L.L.O. #500, 11404 W. Dodge Rd. Omaha, Nebraska 68154 Phone: (402) 492-9200 Fax: (402) 492-9222
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed, be effective when deposited in the mails, addressed as aforesaid, or, when telecopied, is effective when confirmation of receipt is received, except that notices or requests to the BANK pursuant to any of the provisions hereunder shall not be effective until received by the BANK.
8.6 Time of Essence. Time is of the essence in the performance of this AGREEMENT.
8.7 Execution in Counterparts. The LOAN DOCUMENTS may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of each instrument or agreement, taken together, shall constitute but one and the same instrument.
8.8 Binding Effect, Assignment. The LOAN DOCUMENTS to which they are parties shall be binding upon and inure to the benefit of the BORROWER and the BANK and their respective successors and assigns, except that the BORROWER shall not have the right to assign its rights there under or any interest therein without the prior written consent of the BANK.
8.9 Governing Law. The LOAN DOCUMENTS, to the extent they do not otherwise provide, shall be governed by, and construed in accordance with, the laws of the State of Nebraska.
8.10 Severability of Provisions. Any provision of this AGREEMENT, which is prohibited or unenforceable, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
8.11 Headings. Section headings in this AGREEMENT are included herein for convenience of reference only and shall not constitute a part of this AGREEMENT for any other purpose.
8.12 Integration. This AGREEMENT supersedes, replaces and terminates any prior oral offers, negotiations, understandings or agreements and any commitment letters or similar writings relating to any of the matters contemplated herein.
8.13 Participations. Notwithstanding any other provision of this AGREEMENT, the BORROWER understands that the BANK may enter into participation agreements with other lenders whereby the BANK will allocate a certain percentage of some or all of the OBLIGATIONS to them. The BORROWER specifically permits and authorizes the BANK to exchange financial information about the BORROWER with actual or potential participants. The BORROWER acknowledges that, for the convenience of all parties, this AGREEMENT is being entered into with the BANK only and that its obligations under this AGREEMENT are undertaken for the benefit of, and as an inducement to, each of the Participating Lenders as well as the BANK, and the BORROWER hereby grants to each of the Participating Lenders to the extent of its participation in the OBLIGATIONS, the right to set off deposit accounts maintained by the BORROWER with such BANK. The BORROWER understands that the terms of such participation agreements with any of the participants will limit the BANK’s rights to amend, waive or modify the terms and conditions of this AGREEMENT without the express written consent of all or a designated percentage of such participants.
8.14 Relationship to 2003 AGREEMENT. Except for OBLIGATIONS for NOTES and LOAN DOCUMENTS executed pursuant to the 2003 AGREEMENT, this AGREEMENT supercedes and replaces the 2003 AGREEMENT.
     IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Platte Valley Fuel Ethanol,		LLC First National Bank of Omaha

By:	/s/ BRIAN D. THOME	By:	/s/ BRADLEY J. BRUMMUND

	Brian D. Thome, President		Bradley J. Brummund
Commercial Loan Officer

Exhibit A—legal description
Exhibit B—Construction Note
Exhibit C Revolving Note
Exhibit D Fixed Rate Note
Exhibit E Variable Rate Note
Exhibit F Long Term Revolving Note
Schedule I—payments on TERM NOTE C
Schedule II—payments on FIXED RATE NOTE

EXHIBIT A
Legal Description
A tract of land comprising a part of the Southwest Quarter (SW1/4), part of the Southeast Quarter (SE1/4) and all of Tax Lot One (1) in Section Eleven (11), Township Thirteen (13) North, Range Six (6) West of the 6th P.M., Merrick County, Nebraska, more particularly described as follows:
First to ascertain the actual point of beginning, start at the Northwest corner of said Southeast Quarter (SE1/4); thence Southerly along and upon the West line of said Southeast Quarter (SE1/4) for a distance of Fifty (50.00) feet to the point of beginning; thence continuing Southerly along and upon the West line of said Southeast Quarter (SE1/4) for a distance of Five (5.00) feet; thence deflecting left 89°09’16” and running Easterly along and upon the South line of Deeded Road right-of-way for a distance of One Thousand Three Hundred Forty-Eight and Ninety-Four Hundredths (1348.94) feet; thence deflecting left 90°39’34” and running Northerly along and upon the West line of Tax Lot One (1) for a distance of Fifteen (15.00) feet to the Northwest corner of said Tax Lot One (1) thence Easterly along and upon the South line of Deeded Road right-of-way also being the North line of said Tax Lot One (1) for a distance of Two Hundred Sixty (260.00) feet; thence Southerly along and upon the East line of said Tax Lot One (1) for a distance of Three Hundred Sixteen (316.00) feet; thence Westerly along and upon the South line of said Tax Lot One (1) and extending for a total distance of Two Hundred Seventy-One (271.00) feet; thence deflecting left 90°10’06” and running Southerly for a distance of Seven Hundred Forty-Nine and Eighty-Seven Hundredths (749.87) feet; thence deflecting right 90°16’40” and running Westerly for a distance of One Thousand One Hundred Ninety-One and Ninety-Six Hundredths (1191.96) feet to a point on the Northeast right-of-way line of the Union Pacific Railroad; thence Northwesterly along and upon the Northeast right-of-way line of said Union Pacific Railroad for a distance of Seven Hundred One and Ninety-Two Hundredths (701.92) feet; thence Northeasterly along and upon the Northeast right-of-way line of said Union Pacific Railroad for a distance of One Hundred (100.00) feet; thence Northwesterly along and upon the Northeast right-of-way line of said Union Pacific Railroad for a distance of Five Hundred Seventy-Eight and Ten Hundredth (578.10) feet to a point on the South right-of-way line of Deeded Road; thence Easterly along and upon the South right-of-way line of Deeded Road for a distance of Five Hundred Seventy-Seven and Thirty-One Hundredths (577.31)
feet to the point of beginning.

EXHIBIT B
Construction Note

Note Date: _August 22, 2006	$46,300,000.00
Maturity Date: March 20, 2007
FOR VALUE RECEIVED, Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Forty-six Million Three Hundred Thousand and No/100 Dollars ($46,300,000.00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.
     This promissory note is executed pursuant to a Construction Loan Agreement (“LOAN AGREEMENT”) between BORROWER and BANK dated as of August 22, 2006, and evidences the EXPANSION LOAN. All capitalized terms not otherwise defined in this note shall have the meanings provided in the LOAN AGREEMENT.
INTEREST ACCRUAL. Interest on the principal amount outstanding shall accrue based on the one month LIBOR RATE +310 basis points. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.
REPAYMENT TERMS. Until LOAN TERMINATION DATE, interest only shall be payable every three months, commencing September 20, 2006. On LOAN TERMINATION DATE, all principal and accrued interest are due and payable.
PREPAYMENT. The LOAN AGREEMENT contains provisions regarding prepayment.
ADDITIONAL TERMS AND CONDITIONS. The LOAN AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this CONSTRUCTION NOTE by reference. The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this CONSTRUCTION NOTE is not paid as provided above. This CONSTRUCTION NOTE shall be governed by the substantive laws of the State of Nebraska.
WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this CONSTRUCTION NOTE, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this CONSTRUCTION NOTE.

Platte Valley Fuel Ethanol, LLC

By:
Brian D. Thome, President

EXHIBIT C
REVOLVING PROMISSORY NOTE
Platte Valley Fuel Ethanol, LLC
2000086433-3

Omaha, Nebraska	$5,000,000.00
Note Date: December 9, 2005	Maturity Date: December 8, 2006
     On or before December 8, 2006, Platte Valley Fuel Ethanol, LLC (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be Five Million Dollars ($5,000,000.00) or so much thereof as may have been advanced by BANK and shown on the records of the BANK to be outstanding, under this Note and the loan agreement executed by the BANK and BORROWER dated as of December 10, 2003, as it may, from time to time, be amended.
     Interest on the principal amount outstanding shall accrue based on the one month LIBOR RATE plus 380 basis points. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on this promissory note shall be payable monthly in arrears.
     The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to COMPLETION DATE, based on the business results of BORROWER. During any one month INTEREST PERIOD that BORROWER maintains the following ratios, measured for the prior INTEREST PERIOD, and after BANK receipt of quarter compliance certificate which quarter shall include the prior INTEREST PERIOD, the interest rates will be adjusted according for the next INTEREST PERIOD:
If INDEBTEDNESS to NET WORTH

is:	Interest rate will be:
Less than 1.15 : 1.00 but greater than 1.00 : 1.00	one month LIBOR RATE plus 330 basis points
Less than 1.00 : 1.00 but greater than .75 : 1.00	one month LIBOR RATE plus 300 basis points
Less than or equal to .75 : 1:00	one month LIBOR RATE plus 280 basis points
     This note is executed pursuant to a Construction Loan Agreement dated as of December 10, 2003, between BANK and BORROWER (the “AGREEMENT”). This Note evidences the REVOLVING NOTE identified in the AGREEMENT. The AGREEMENT contains additional terms of this Note, including, but not limited to enumerated events of default, and the granting of liens to secure BORROWER’s performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the AGREEMENT.
     As provided in the AGREEMENT, upon any such enumerated default, BANK may accelerate the due date of this Note and declare all obligations set forth herein immediately due and payable, and BANK shall also have such other remedies as are described in the AGREEMENT and are provided by law. All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice; and consent to any substitution, exchange or release of collateral, and to the addition or releases of any other party primarily or secondarily liable.
     Executed as of the 25th day of March, 2006.
Platte Valley Fuel Ethanol, LLC

By	/s/ CLIFFORD F. MESNER Clifford Mesner, Chairman of the Board of Managers

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF MERRICK	)
     On this 25th day of March, 2006, before me, the undersigned, a Notary Public, personally appeared Clifford Mesner, Chairman of the Board of Managers of Platte Valley Fuel Ethanol, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

/s/ LISA J. HILDER
Notary Public

Exhibit D
FIXED RATE NOTE

Note Date:	$23,150,000.00
Maturity Date: March 20, 2012
FOR VALUE RECEIVED, PLATTE VALLEY FUEL ETHANOL, LLC, a Nebraska limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Twenty Three Million One Hundred Fifty Thousand and no hundredths ($23,150,000.00) Dollars, or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.
This promissory note is executed pursuant to a Construction Loan Agreement between BORROWER and BANK dated as of August 22, 2006, which, together will all amendments thereto, is collectively called the “AGREEMENT”. All capitalized terms not otherwise defined in this note shall have the meanings provided in the AGREEMENT.
INTEREST ACCRUAL. Interest on the principal amount outstanding shall accrue based on a three month LIBOR +250 basis points. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.
REPAYMENT TERMS. Interest on the outstanding principal balance shall be due and payable quarterly, in arrears, with the first payment commencing on June 20, 2007. Principal shall be due and payable in the amounts and on the dates set forth in attached Schedule II, which is incorporated herein by reference. In all events, the entire outstanding principal balance, together with all accrued and unpaid interest, shall be immediately due and payable in full on March 20, 2012.
ADDITIONAL TERMS AND CONDITIONS. The AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference. The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above. This promissory note shall be governed by the substantive laws of the State of Nebraska.
WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.

PLATTE VALLEY FUEL ETHANOL, LLC, a Nebraska limited liability company

By
Brian D. Thome, President

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF	)
     On this ___day of                                         , 20___, before me, the undersigned, a Notary Public, personally appeared Brian D. Thome, President of PLATTE VALLEY FUEL ETHANOL, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

Notary Public

Exhibit E
VARIABLE RATE NOTE

Note Date:	$
Maturity Date:
FOR VALUE RECEIVED, PLATTE VALLEY FUEL ETHANOL, LLC, a Nebraska limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of                                          Dollars ($                    00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.
This promissory note is executed pursuant to a Construction Loan Agreement between BORROWER and BANK dated as of August 22, 2006, which, together will all amendments thereto, is collectively called the “AGREEMENT”. All capitalized terms not otherwise defined in this note shall have the meanings provided in the AGREEMENT.
INTEREST ACCRUAL. Interest on the principal amount outstanding shall accrue based on a three month LIBOR +290 basis points. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.
INCENTIVE PRICING. The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to COMPLETION DATE, based on the business results of BORROWER. In the event that BORROWER maintains the following ratios, measured monthly, the interest rates will adjust accordingly:

If INDEBTEDNESS to NET WORTH
is:	Interest rate will be:
Less than 1.15 : 1.00	three month LIBOR plus 250 basis points

Less than 1.00 : 1.00	three month LIBOR plus 225 basis points

Less than .75 : 1:00	three month LIBOR plus 200 basis points

Less than .50 : 1.00	three month LIBOR plus 175 basis points
REPAYMENT TERMS. Interest and Principal shall be due and payable in the amounts described in the AGREEMENT, which will be applied to this Note and an additional Note, in the manner described in the AGREEMENT. Any remaining principal balance, plus any accrued but unpaid

interest, shall be fully due and payable on                     , if not sooner paid
PREPAYMENT. The BORROWER may prepay this promissory note in full or in part at any time. Provided, however, a condition of any prepayment is that a fee shall be paid to BANK sufficient to make BANK whole for any expenses related to breaking fixed interest rates. Each prepayment may be applied in inverse order of maturity or as the BANK in its sole discretion may deem appropriate. Such prepayment shall not excuse the BORROWER from making subsequent payments each quarter until the indebtedness is paid in full. No payment of EXCESS CASH FLOW shall be the cause of a payment to BANK for interest rate breakage fees or otherwise result in any prepayment fee.
ADDITIONAL TERMS AND CONDITIONS. The AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference. The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above. This promissory note shall be governed by the substantive laws of the State of Nebraska.
WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.
     PLATTE VALLEY FUEL ETHANOL, LLC, a Nebraska limited liability company

By:
Brian D. Thome, President

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF	)
On this ___day of                     , 20___, before me, the undersigned, a Notary Public, personally appeared                                          of PLATTE VALLEY FUEL ETHANOL, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his, her or their voluntary act and deed.

Notary Public

Exhibit F
LONG TERM REVOLVING NOTE

Note Date:	$10,000,000.00
Maturity Date:
FOR VALUE RECEIVED, PLATTE VALLEY FUEL ETHANOL, LLC, a Nebraska limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Ten Million and No/100 Dollars ($10,000,000.00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.
This promissory note is executed pursuant to a Construction Loan Agreement between BORROWER and BANK dated as of August 22, 2006, which, together will all amendments thereto, is collectively called the “AGREEMENT”. All capitalized terms not otherwise defined in this note shall have the meanings provided in the AGREEMENT.
INTEREST ACCRUAL. Interest on the principal amount outstanding shall accrue based on a one month LIBOR +290 basis points. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.
REVOLVING FEATURE. The BORROWER may reborrow, on a revolving basis, that principal amount repaid on this promissory note which remains at a variable interest rate. Pursuant to this revolving loan feature the BANK will lend the BORROWER, from time to time until maturity of this note such sums in integral multiples of $10,000.00 as the BORROWER may request by reasonable same day notice to the BANK, received by the BANK not later than 11:00 A.M. on Friday, or the next BUSINESS DAY thereafter, each week but which shall not exceed in the aggregate principal amount at any one time outstanding, $10,000,000.00. The BORROWER may borrow, repay and reborrow hereunder, from the date of this AGREEMENT until the maturity of this note, said amount or any lesser sum which is $10,000.00 or an integral multiple thereof.
INCENTIVE PRICING. The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to COMPLETION DATE, based on the business results of BORROWER. In the event that BORROWER maintains the following ratios, measured monthly, the interest rates will adjust accordingly:

If INDEBTEDNESS to NET WORTH
is:	Interest rate will be:
Less than 1.15 : 1.00	one month LIBOR plus 250 basis points

Less than 1.00 : 1.00	one month LIBOR plus 225 basis points

Less than .75 : 1:00	one month LIBOR plus 200 basis points

Less than .50 : 1.00	one month LIBOR plus 175 basis points
Following repayment of VARIABLE RATE NOTE, when regular quarterly principal payments are applied to this note, the amount available to be borrowed under the revolving loan feature will be correspondingly reduced, so that the maximum amount outstanding under this promissory note will decrease accordingly.
REPAYMENT TERMS. Interest and Principal shall be due and payable in the amounts described in the AGREEMENT, which will be applied to this Note and an additional Note, in the manner described in the AGREEMENT. Any remaining principal balance, plus any accrued but unpaid interest, shall be fully due and payable on                     , if not sooner paid.
ADDITIONAL TERMS AND CONDITIONS. The AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference. The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above. This promissory note shall be governed by the substantive laws of the State of Nebraska.
WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.
(signatures on next page)

PLATTE VALLEY FUEL ETHANOL, LLC, a Nebraska limited liability company

By:
Brian D. Thome, President

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF	)
On this ___day of                     , 20___, before me, the undersigned, a Notary Public, personally appeared                                          of PLATTE VALLEY FUEL ETHANOL, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his, her or their voluntary act and deed.

Notary Public

Platte Valley Fuel Ethanol, LLC
2000086433-3
REVOLVING PROMISSORY NOTE

Omaha, Nebraska	$5,000,000.00
Note Date: December 9, 2005	Maturity Date: December 8, 2006
     On or before December 8, 2006, Platte Valley Fuel Ethanol, LLC (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be Five Million Dollars ($5,000,000.00) or so much thereof as may have been advanced by BANK and shown on the records of the BANK to be outstanding, under this Note and the loan agreement executed by the BANK and BORROWER dated as of December 10, 2003, as it may, from time to time, be amended.
     Interest on the principal amount outstanding shall accrue based on the one month LIBOR RATE plus 380 basis points. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on this promissory note shall be payable monthly in arrears.
     The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to COMPLETION DATE, based on the business results of BORROWER. During any one month INTEREST PERIOD that BORROWER maintains the following ratios, measured for the prior INTEREST PERIOD, and after BANK receipt of quarter compliance certificate which quarter shall include the prior INTEREST PERIOD, the interest rates will be adjusted according for the next INTEREST PERIOD:

If INDEBTEDNESS to NET WORTH
is:	Interest rate will be:
Less than 1.15 : 1.00 but greater	one month LIBOR RATE plus 330 basis points
than 1.00 : 1.00
Less than 1.00 : 1.00 but greater	one month LIBOR RATE plus 300 basis points
than .75 : 1.00
Less than or equal to .75 : 1:00	one month LIBOR RATE plus 280 basis points
     This note is executed pursuant to a Construction Loan Agreement dated as of December 10, 2003, between BANK and BORROWER (the “AGREEMENT”). This Note evidences the REVOLVING NOTE identified in the AGREEMENT. The AGREEMENT contains additional terms of this Note, including, but not limited to enumerated events of default, and the granting of liens to secure BORROWER’s performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the AGREEMENT.
     As provided in the AGREEMENT, upon any such enumerated default, BANK may accelerate the due date of this Note and declare all obligations set forth herein immediately due and payable, and BANK shall also have such other remedies as are described in the AGREEMENT and are provided by law. All makers and endorsers

Platte Valley Fuel Ethanol, LLC
2000086433-3
hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice; and consent to any substitution, exchange or release of collateral, and to the addition or releases of any other party primarily or secondarily liable.
     Executed as of the 25th day of March, 2006.

Platte Valley Fuel Ethanol, LLC

By	/s/ CLIFFORD F. MESNER
Clifford Mesner, Chairman of the Board of Managers

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF MERRICK	)
     On this 25th day of March, 2006, before me, the undersigned, a Notary Public, personally appeared Clifford Mesner, Chairman of the Board of Managers of Platte Valley Fuel Ethanol, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

/s/ LISA J. HILDER Notary Public

SCHEDULE I
SWAP NOTE Schedule of Payments

	Payments
	Principal
Date	Payments		Principal Balance

3/20/2004	0.00	+ Accrued Interest	16,450,000.00
6/20/2004	0.00	+ Accrued Interest	16,450,000.00
9/20/2004	0.00	+ Accrued Interest	16,450,000.00
12/20/2004	327,714.40	+ Accrued Interest	16,122,285.60
3/20/2005	333,431.91	+ Accrued Interest	15,788,853.69
6/20/2005	333,236.68	+ Accrued Interest	15,455,617.01
9/20/2005	337,051.87	+ Accrued Interest	15,118,565.14
12/20/2005	342,792.16	+ Accrued Interest	14,775,772.98
3/20/2006	348,512.85	+ Accrued Interest	14,427,260.13
6/20/2006	348,825.41	+ Accrued Interest	14,078,434.72
9/20/2006	352,819.08	+ Accrued Interest	13,725,615.64
12/20/2006	358,566.54	+ Accrued Interest	13,367,049.10
3/20/2007	364,290.56	+ Accrued Interest	13,002,758.54
6/20/2007	365,134.37	+ Accrued Interest	12,637,624.17
9/20/2007	369,314.76	+ Accrued Interest	12,268,309.41
12/20/2007	375,069.72	+ Accrued Interest	11,893,239.69
3/20/2008	379,317.18	+ Accrued Interest	11,513,922.51
6/20/2008	382,179.89	+ Accrued Interest	11,131,742.62
9/20/2008	386,555.43	+ Accrued Interest	10,745,187.19
12/20/2008	392,318.23	+ Accrued Interest	10,352,868.96
3/20/2009	398,049.38	+ Accrued Interest	9,954,819.58
6/20/2009	400,029.89	+ Accrued Interest	9,554,789.69
9/20/2009	9,554,789.69	+ Accrued Interest	0.00

Total	16,450,000.00

SCHEDULE II
Platte Valley Swap Note #2
Schedule of Payments

	Payments
Date	Principal		Principal Balance

3/20/2007	0.00	+ Accrued Interest	23,150,000.00
6/20/2007	379,691.74	+ Accrued Interest	22,770,308.26
9/20/2007	387,356.33	+ Accrued Interest	22,382,951.93
12/20/2007	400,086.82	+ Accrued Interest	21,982,865.11
3/20/2008	408,075.32	+ Accrued Interest	21,574,789.79
6/20/2008	411,489.46	+ Accrued Interest	21,163,300.33
9/20/2008	419,795.93	+ Accrued Interest	20,743,504.40
12/20/2008	432,821.54	+Accrued Interest	20,310,682.86
3/20/2009	445,920.15	+ Accrued Interest	19,864,762.71
6/20/2009	446,008.64	+ Accrued Interest	19,418,754.07
9/20/2009	455,011.92	+ Accrued Interest	18,963,742.15
12/20/2009	468,357.90	+ Accrued Interest	18,495,384.25
3/20/2010	481,767.76	+ Accrued Interest	18,013,616.49
6/20/2010	483,376.49	+ Accrued Interest	17,530,240.00
9/20/2010	493,134.09	+ Accrued Interest	17,037,105.91
12/20/2010	506,826.89	+ Accrued Interest	16,530,279.02
3/20/2011	520,573.68	+ Accrued Interest	16,009,705.34
6/20/2011	523,828.11	+ Accrued Interest	15,485,877.23
9/20/2011	534,402.28	+ Accrued Interest	14,951,474.95
12/20/2011	548,470.51	+ Accrued Interest	14,403,004.44
3/20/2012	14,403,004.44	+ Accrued Interest	0.00

Total	23,150,000.00